EXHIBIT 99.2

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
MIAMI DIVISION

In re: AMERICA CAPITAL CORPORATION, Debtor.	Chapter 11 Case No. 06-12645-BKC-AJC

FIRST AMENDED DISCLOSURE STATEMENT FOR DEBTOR’S
FIRST AMENDED PLAN OF LIQUIDATION

BILZIN SUMBERG BAENA PRICE & AXELROD LLP
Attorneys for Debtor-in-Possession
200 S. Biscayne Boulevard, Suite 2500
Miami, Florida 33131-5340
Telephone:  (305) 374-7580
Facsimile:    (305) 351-2242
Mindy A. Mora
Florida Bar No. 678910
Nicole Testa Mehdipour
Florida Bar No. 177271

Dated: December 12, 2008 Miami, Florida

I. Introduction		6
A.	General	6
B.	Disclosure Statement Overview	7
C.	Holders of Claims and Equity Interests Entitled to Vote	8
D.	Voting Procedures	8
E.	Vote Required for Acceptance; Best Interests; Binding Effect	10
F.	Confirmation Hearing	10
G.	Effective Date	10
II. OVERVIEW OF DISTRIBUTIONS UNDER THE PLAN		11
III. GENERAL INFORMATION		12
A.	Description and History of the Debtor	12
1.	Organizational Structure and Background of the Debtor	12
2.	Overview of the Debtor’s Business and History	12
3.	The Merger	13
4.	The Enactment of FIRREA and Its Adverse Impact on TSB, TFC and AMCAP	14
B.	Litigation	15
1.	The Government Litigation	15
2.	The RTC Settlement	17
3.	The Riddle Litigation	18
4.	Reliance Insurance Claims and Reliance Fee Advance	19
5.	Security Agreement and Assignment and UCC	20
6.	The Marlin Litigation	21
7.	The Alliance Potential Litigation	21
C.	Officers and Directors	21

D.	AMCAP Notes	22
E.	Assets	23
IV. EVENTS DURING THE CHAPTER 11 CASES		23
A.	Judge Assignment and Recusal	23
B.	Abatement of Cases	23
C.	Stay Relief Motion	24
D.	Adversary Complaint Filed against SunTrust	24
E.	SubCon Motion	25
F.	Trustee Motion	25
G.	Mediation with Honorable Herb Stettin	26
H.	Settlement with AMCAP, TFC, and SunTrust	26
I.	Employment of Cooper & Kirk	27
J.	Payment of the Government Judgment	28
K.	Marlin Adversary Proceedings	29
V. THE PLAN OF LIQUIDATION		30
A.	Classification and Treatment of Claims Against The Debtor	30
1.	Unclassified Claims	30
B.	Treatment of Classified Claims and Equity Interests	34
C.	Provisions Regarding Voting and Distributions Under the Plan and Treatment of Disputed, Contingent and Unliquidated Claims and Interests	36
VI. CERTAIN RISK FACTORS TO BE CONSIDERED		43
A.	Risk that Distributions Will be Less than Estimated by the Debtor	43
VII.	CONFIRMATION OF THE PLAN	43
A.	The Confirmation Hearing	43
B.	Requirements for Confirmation of the Plan	44
1.	Unfair Discrimination and Fair and Equitable Tests	44
2.	Feasibility	44
3.	Best Interests Test	45
VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		46
A.	Liquidation Under Chapter 7	46
B.	Dismissal	46
IX. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		46
A.	Introduction	46
B.	Consequences to the Debtor	47
1.	Net Operating Losses	47

2.	Cancellation of Debt	47
3.	Alternative Minimum Tax	48
4.	Prompt Determination	49
C.	Consequences to AMCAP Noteholders and Equity Interest Holders	49
1.	Consequences to Equity Interest Holders	49
2.	Distributions in Discharge of Accrued but Unpaid Interest	49
3.	Character of Gain or Loss	50
4.	Limitation on Use of Capital Losses	50
5.	Information Reporting and Withholding	50
X. CONCLUSIONS AND RECOMMENDATIONS		50

DISCLAIMER:

THE INFORMATION CONTAINED IN THIS FIRST AMENDED DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) AND APPENDICES HERETO RELATES TO THE DEBTOR’S PLAN OF LIQUIDATION (AS IT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED) AND ARE INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON SUCH PLAN.  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLAN AND THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH 11 U.S.C. § 1125 AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE “BANKRUPTCY RULES”) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF THE BANKRUPTCY CODE.  NEITHER THE SECURITIES TO BE DISTRIBUTED NOR THIS DISCLOSURE STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC APPROVED OR DISAPPROVED OF THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND APPENDICES HERETO WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE LIQUIDATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

NO PARTY IS AUTHORIZED TO PROVIDE TO ANY OTHER PARTY ANY INFORMATION CONCERNING THE PLAN OTHER THAN THE CONTENTS OF THIS DISCLOSURE STATEMENT.  THE DEBTOR HAS NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTOR’S OR THE VALUE OF ITS PROPERTY OTHER THAN THOSE SET FORTH IN THIS DISCLOSURE STATEMENT.  HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.

NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTOR OR WILL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.  NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE HEREOF OR THAT THE DEBTOR WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

I.
Introduction

America Capital Corporation, formerly known as American Capital Corporation, a Florida corporation (“AMCAP” or “Debtor”), Debtor and Debtor-in-Possession in this Chapter 11 Case, submits this Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code to holders of Claims against and Equity Interests in the Debtor in connection with (i) the solicitation of acceptances of the Debtor’s First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code dated November 18, 2008 (as amended, supplemented or otherwise modified, the “Plan”), Filed by the Debtor with the United States Bankruptcy Court for the Southern District of Florida, Miami Division and (ii) the hearing to consider confirmation of the Plan scheduled for January 28, 2009, at 3:00 p.m. (Eastern Prevailing Time).  Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

A.           General

AMCAP Filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on June 19, 2006.  Since that time, the Debtor has continued in the possession of its assets and in the management of its business as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.  Under Chapter 11, a debtor is authorized to liquidate its assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of liquidation is a permitted objective of a chapter 11 case.  A plan of liquidation sets forth the terms for satisfying claims against and interests in a debtor.  Upon confirmation of a plan of liquidation, the plan is binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor.  Under a plan in which a debtor liquidates substantially all of its assets, the confirmation order does not discharge the debtor.

After a plan of liquidation has been filed, holders of certain claims against or equity interests in a debtor are permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, however, Section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement in accordance with, and containing adequate information as defined in, Section 1125 of the Bankruptcy Code.

The Plan shall be funded entirely by the TFC Distribution and recoveries, if any, in respect certain litigation claims against third parties.  On the Judgment Distribution Date, or as soon as practicable thereafter, TFC shall distribute the TFC Distribution in accordance with Article IV of the TFC Plan and Article IV of the Plan.

B.           Disclosure Statement Overview

Attached as exhibits to this Disclosure Statement are copies of the following:

•	Exhibit A – Plan

•	Exhibit B – Disclosure Statement Order; and

•	Exhibit C – Litigation Claims

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtor believes are entitled to vote to accept or reject the Plan.  As set forth in the Plan, because the manner in which the AMCAP Notes may be beneficially held, the form of Ballot provided to AMCAP Noteholders will be different than the form of Ballot provided to other holders of Claims (the “Noteholder Ballot”).

 On December 3, 2008, after notice and a hearing, the Court entered an order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtor’s creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan, and establishing certain procedures with respect to the solicitation of votes to accept or reject the Plan (the “Disclosure Statement Order”).  A copy of the Disclosure Statement Order is being delivered with this Disclosure Statement.  APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN, NOR DOES IT CONSTITUTE A FINDING BY THE COURT AS TO ANY BACKGROUND FACTS OR PROCEDURAL HISTORY DISCLOSED BY THE DEBTOR.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan (including procedures and instructions for AMCAP Noteholders) and for filing objections to Confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots and Noteholder Ballots.  In addition, detailed voting instructions accompany each Ballot and Noteholder Ballot.  Each holder of a Claim or Equity Interest (including AMCAP Noteholders) entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the applicable Ballots or Noteholder Ballots in their entirety before voting on the Plan.  These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes.  No solicitation of votes to accept the Plan may be made except pursuant to Section 1125 of the Bankruptcy Code.

C.           Holders of Claims and Equity Interests Entitled to Vote

Pursuant to the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired within the meaning of Section 1124 of the Bankruptcy Code that are entitled to receive distributions under a proposed chapter 11 plan, are entitled to vote to accept or reject such plan.  Classes of claims or equity interests in which the holders of such claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.  Classes of claims or equity interests in which the holders of such claims or equity interests are Impaired and are not entitled to receive any distributions under a proposed chapter 11 plan, are deemed to have rejected the plan, and are not entitled to vote to accept or reject the plan.

Under the Plan, holders of Allowed Claims in Classes 2 and 4 are treated as Impaired and are, therefore, entitled to vote on the Plan. The AMCAP Noteholders (not SunTrust) have the right to vote on the Plan with regard to the AMCAP Notes Claim.  Holders of Equity Interests shall not receive Distributions or property under the Plan and such Equity Interests shall be canceled and otherwise extinguished on the Effective Date.  As such, the holders of Equity Interests shall not be entitled to vote on, and shall be deemed to have rejected the Plan.   ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO MEMBERS OF THE VOTING CLASSES.  A NOTEHOLDER BALLOT IS BEING PROVIDED TO ALL AMCAP NOTEHOLDERS.

D.           Voting Procedures

I.           Voting on the Plan by a holder of a Claim (excluding AMCAP Noteholders)

If you are entitled to vote to accept or reject the Plan~~,~~ in Class 4, a Ballot is enclosed for the purpose of voting on the Plan.  If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you may receive separate Ballots which must be used for each separate Class of Claims.  Unless you are an AMCAP Noteholder, please vote and return your Ballot(s) to:

IF BY MAIL OR
HAND- OR OVERNIGHT-DELIVERY:

Office of the Clerk of the Court
United States Bankruptcy Court
51 S.W. First Avenue, Room 1517
Miami, Florida 33131

DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M. (EASTERN PREVAILING TIME) ON JANUARY 21, 2009.  ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

Any Claim in an Impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtor as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Court temporarily allowing such Claim for the purpose of voting on the Plan.

The Court entered an order setting December 8, 2008 as the record date for voting on the Plan.  Accordingly, only holders of record as of December 8, 2008 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact counsel for the Debtor at the address or phone number listed in Section 11.11 of the Plan.

II.           Voting on the Plan by the AMCAP Noteholders

           The AMCAP Noteholders have the right to vote on the Plan in Class 2 with regard to the AMCAP Noteholder Claim.  AMCAP Noteholders who are Beneficial Owners of the AMCAP Notes as of the Noteholder Record Date (i.e., December 8, 2008) are entitled to vote in Class 2 to accept or reject the Plan, and all such AMCAP Noteholders should receive the complete AMCAP Noteholder Voting Materials from the Ballot Agent.  As part of the AMCAP Noteholder Voting Materials, each AMCAP Noteholder should receive a Noteholder Ballot.  Each AMCAP Noteholder should read the Disclosure Statement, together with the Plan and any Exhibits thereto, in their entirety.  After carefully reviewing the Plan and the Disclosure Statement and any Exhibits thereto, each AMCAP Noteholder should complete the enclosed Noteholder Ballot, including your vote with respect to the Plan, and return it pursuant to, and by the deadline provided in, the instructions contained in the Noteholder Ballot.  For a description of the treatment of the AMCAP Noteholder Claim under the Plan, please review Article II and Article V(B) of this Disclosure Statement, and Section 4.02 of the Plan (among other Articles of the Plan).

           If an AMCAP Noteholder does not receive the complete AMCAP Noteholder Voting Materials, such AMCAP Noteholder is encouraged to contact the Ballot Agent at: Craig E. Johnson, Senior Consultant, The Garden City Group, Inc., 105 Maxess Road, Melville, New York 11747-3836, (telephone number: (631) 470-1866, and facsimile transmission number: (631) 940-6554).

E.           Vote Required for Acceptance; Best Interests; Binding Effect

The Bankruptcy Code defines acceptance of a plan by an Impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots.  The Bankruptcy Code defines acceptance of a plan by an Impaired class of equity interests as acceptance by holders of at least two-thirds in amount of the equity interests of that class that actually casts ballots.  The vote of a holder of a claim or interest may be disregarded if the bankruptcy court determines, after notice and a hearing, that the acceptance or rejection was not solicited or procured in good faith.

Pursuant to Section 1126(c) of the Bankruptcy Code, Class 2 (the AMCAP Noteholders) shall have accepted the Plan if (a) with regard to the AMCAP Notes that are actually voted, the holders of at least two-thirds in aggregate principal amount of such AMCAP Notes have voted to accept the Plan, and (b) with regard to the holders of AMCAP Notes who actually vote, more than one-half in number of such holders have voted to accept the Plan.

In addition, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an Impaired class or that the plan be found by the Court to provide the holder with at least as much value on account of the claim or interest as it would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Confirmation of the Plan will make the Plan binding upon the Debtor, holders of Claims against and Equity Interests in the Debtor, and other parties in interest regardless of whether they have accepted the Plan, and such holders of Claims and/or Equity Interests will be prohibited from receiving payment from, or seeking recourse against, the Debtor, the Liquidating Agent, the Claims Agent, or any of their Professionals, or any assets that are distributed to other holders of Claims and/or Equity Interests under the Plan.  In addition, confirmation of the Plan will enjoin creditors and equity interest holders from taking a wide variety of actions on account of a debt, claim, liability, interest or right that arose prior to the Confirmation Date.  As of the Effective Date of the Plan, confirmation will not operate as a discharge of all Claims against, and Equity Interests, in the Debtor, in accordance with Section 1141(d) of the Bankruptcy Code.

F.           Confirmation Hearing

Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on January 28, 2009 at 3:00 p.m. (Eastern Prevailing Time), before the Honorable A. Jay Cristol, United States Bankruptcy Judge, at the United States Bankruptcy Court, Southern District of Florida, Miami Division, 51 S.W. First Avenue, Room 1410, Miami, Florida 33131.  The Court has directed that objections, if any, to confirmation of the Plan be served and Filed so that they are received on or before January 19, 2009.  The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or any adjourned Confirmation Hearing.

G.           Effective Date

The Plan may not be consummated immediately upon Confirmation, but only upon the Effective Date.  The Effective Date will not occur unless various conditions to Confirmation and consummation are satisfied (or waived pursuant to, and in accordance with, the terms of the Plan).   The Confirmation Order may be vacated if the conditions to the Effective Date are not timely met or waived.

Because of the conditions to the Effective Date provided in the Plan, a delay may occur between Confirmation of the Plan and the Effective Date.  There is no assurance that the conditions to the Effective Date will be fulfilled, or that any condition that is not fulfilled will be waived.

II.
OVERVIEW OF DISTRIBUTIONS UNDER THE PLAN

The following briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

Class	Type of Claim or Equity Interest	Estimated Amounts	Treatment	Estimated Recovery
Class 1	Allowed Other Priority Claims	$0.00[1]
Unimpaired.  Each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, release and exchange for such Claim, Cash in an amount equal to the amount of such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is reasonably practicable.
				N/A

Class 2	Allowed Secured Claim of SunTrust and the AMCAP Noteholders	$0[2]
Impaired.  On the later of the Effective Date and the date such claim becomes an Allowed Secured Claim, and in full and complete satisfaction of any Allowed Secured Claim held by SunTrust with regard to the AMCAP Notes, SunTrust shall receive the Net TFC Distribution and the Net Proceeds of any Litigation Claims, other than Avoidance Actions (after the Liquidating Agent first funds the Senior Indebtedness Distribution, to the extent applicable).  SunTrust will distribute such amounts in accordance with the terms and provisions of the Indenture, including without limitation payment first of the fees, costs, expenses and liabilities of SunTrust, and then to the AMCAP Noteholders, pro rata.
Deficiency Claim.  To the extent it may exist, any Deficiency Claim SunTrust may have with regard to the AMCAP Notes Claim shall be treated as a Class 4 Allowed Unsecured Claim, but will not share in the Unsecured Carve-Out.  Notwithstanding the foregoing, if SunTrust has an Allowed Unsecured Claim and does not have an Allowed Secured Claim, then it shall be treated as the holder of a Class 4 Allowed Unsecured Claim, and there will be no Unsecured Carve-Out in such circumstances.
AMCAP shall be responsible for the cost of balloting the AMCAP Noteholders with regard to the Plan.
None of the Debtor, TFC, the Claims Examiner or the Liquidating Agent shall have any liability to any AMCAP Noteholder except as those parties are obligated to act under the terms of the Plan as confirmed by the Court.
To the extent that SunTrust does not have a Class 2 Allowed Secured Claim, any Allowed Unsecured Claim which SunTrust is determined to have, will be classified as a Class 4 Allowed Unsecured Claim.

unknown; depends upon the determination as to whether this class constitutes an Allowed Secured Claim, the amount  distributed by TFC, recoveries from any Litigation Claims (other than Avoidance Actions), and the amount of the Senior Indebtedness Distribution.

Class 3	Allowed Unsecured Claims for Senior Indebtedness	$1,230,586.14	Unimpaired. If the Court determines by Final Order that the Class 2 or Class 4 AMCAP Notes Claim is subordinate to the Allowed Unsecured Claims for Senior Indebtedness, if any, then on the date such Order becomes a Final Order each Holder of an Allowed Class 3 Claim shall be entitled to receive its allocated share of the Senior Indebtedness Reserve in full satisfaction of its Allowed Claim. Otherwise, such Claims shall be treated as Class 4 Claims.[3]	100%

Class 4	Allowed Unsecured Claims	$354,365.51 to $132,314,952.26[4]
Impaired. On the later of the Effective Date and the date the claim becomes an Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim shall be entitled to receive such Holder’s Pro Rata Share of (i) the Net TFC Distribution following full and complete satisfaction of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Class 1 and 2 Claims (and in the case of SunTrust only, the net amount after deducting the Senior Indebtedness Distribution from the Pro Rata Share of the Net TFC Distribution which SunTrust would otherwise be entitled to receive); (ii) to the extent SunTrust does not have an Allowed Secured Claim, the Net Proceeds of any Litigation Claims; and (iii) to the extent that SunTrust does have an Allowed Secured Claim, the Unsecured Carve-Out; provided, however that the SunTrust Deficiency Claim will not receive a distribution from the Unsecured Carve-Out.
				unknown; depends upon the amount distributed by TFC and recoveries from any Litigation Claims.

Class 5	Allowed Equity Interests	2,092,997 preferred shares and 23,996,985 common shares outstanding shares	Impaired. The holders of Allowed Equity Interests shall not retain or receive any property or Distribution under the Plan and all Equity Interests shall be cancelled and extinguished as of the Effective Date.	0%

1 The Debtor is unaware of any claims which would comprise this Class and, therefore, estimates the amount at $0.00.

2 Pursuant to the Plan, the Liquidating Agent is taking over the Adversary Proceeding commenced by the Debtor objecting to the assertion that SunTrust has an Allowed Secured Claim or will otherwise seek adjudication of this issue.  If the Court overrules the objection, SunTrust has asserted a secured claim of $131,960,586.65 plus interest in the amount of $95,626,233,34. The face value of ACC subordinated debt giving rise to such claim is $78,500,000.

3 If and to the extent that any holders of alleged Senior Indebtedness timely commence a Senior Indebtedness Subordination Proceeding within 15 days of the Effective Date, the Court will determine whether the Class 2 or Class 4 AMCAP Notes Claim is subordinate to any such Allowed Class 3 Claims.

4 The estimated amount of this Class depends upon whether SunTrust has a Class 2 Allowed Secured Claim or a Class 4 Allowed Unsecured Claim.  Additionally, the Plan assumes that any obligations of AMCAP that are joint with TFC will be paid by TFC, except for joint obligations where ACC is the primary obligor.

III.
GENERAL INFORMATION

A.           Description and History of the Debtor

1.           Organizational Structure and Background of the Debtor

On July 24, 1984, First Global Investors, Inc. (“FGI”) acquired indirect control of Transohio Savings Bank, FSB (“TSB”).  TSB was a federally chartered stock savings and loan association, insured by the Federal Savings and Loan Corporation (“FSLIC”) and a member of the Federal Home Loan Bank Board (“FHLBB”) of Cincinnati.  FGI owned 50.8% of the common stock of Transohio Financial Corporation.  Transohio Financial Corporation owned 100% of the common stock of TSB.  On July 27, 1984, FGI became a wholly-owned subsidiary of AMCAP, the Debtor in these Chapter 11 proceedings, which became a savings and loan holding company.  In 1986, Transohio Financial Corporation changed its name to Transcapital Financial Corporation (“TFC”).  TFC is a holding and management company.  FGI was subsequently merged into AMCAP, and AMCAP subsequently increased its ownership interest in TFC to 65.19%.  The remaining stock of TFC is publicly traded.

2.           Overview of the Debtor’s Business and History

TFC is a holding and management company that conducted substantially all of its operations through its wholly-owned subsidiary, TSB. TSB’s key activities as a savings and loans institution were banking and lending. Its primary lending activity was the originating and purchasing of loans secured by mortgages on residential properties. TSB also endeavored to generate residential loan originations through branch personnel and real estate brokers. Mobile home and home improvement loans were generated through dealers and contractors. Additionally, TSB made construction loans generated by contractors that usually extended to not more than one year in length.

3.           The Merger

On August 29, 1985, FSLIC and FHLBB convened a conference of financial institutions and potential investors to market two financially troubled thrifts: Citizens Federal Savings and Loan Association of Cleveland, Ohio ("Citizens") and Dollar Savings Bank of Columbus, Ohio ("Dollar").  On October 23, 1985, TSB submitted a proposal to acquire Citizens and Dollar.  To advance and endeavor to consummate said proposal, TSB, FSLIC, and FHLBB continued good faith negotiations from October 1985 through July 1986.

On August 21, 1986, the FHLBB declared both Citizens (a federally chartered FSLIC-insured thrift institution) and Dollar (an Ohio chartered FSLIC-insured mutual savings bank) insolvent5 and concurrently approved an Assistance Agreement between TSB and the Government on a conditional basis. On August 29, 1986, the Assistance Agreement was signed by TSB, AMCAP, TFC and FSLIC, which, inter alia, provided for the merger of Citizens and Dollar into TSB (the "Assistance Agreement").

The Assistance Agreement provided that: 1) TSB would merge with Citizens and Dollar to form one entity to be known as TSB; 2) FSLIC promised to make a $107.5 million cash contribution to the new TSB;  3) FSLIC agreed to indemnify AMCAP, TFC, and TSB for certain claims and potential losses;  4) FSLIC agreed to purchase approximately $41.5 million of non-performing Citizens assets at book value; 5) TSB would be allowed to book the $107.5 million in FSLIC assistance as a capital credit to net worth; 6) TSB would be allowed to amortize intangible asserts, i.e., supervisory goodwill, over a 25-year period using the straight line method; and 7) AMCAP and TFC agreed to maintain the net worth of TSB at regulatory levels and to a "Dividend Limitation Restriction." TSB ultimately booked more than $78 million in goodwill resulting from the mergers. On September 10, 1986, FHLBB also issued a forbearance letter confirming that FSLIC would not exercise certain regulatory actions for a five-year period after the TSB merger for failure to meet net worth requirements.

The Assistance Agreement, the September 10, 1986 forbearance letter, and the totality of circumstances surrounding the TSB merger, were typical of scores of other transactions closed in the 1980s where FSLIC encouraged private investors to purchase struggling thrifts so that it would not be necessary to liquidate the thrifts using FSLIC funds to reimburse depositors.  The primary inducement that FSLIC offered potential purchasers was a partial forbearance from regulatory capital requirements.  FSLIC accomplished this by allowing the purchaser to treat the thrift's asset shortfall itself as a regulatory asset, called “supervisory goodwill” so that the thrift's assets and liabilities were placed in equipoise at the time of acquisition—at least on paper. Because the regulatory goodwill was amortized over a long period, typically twenty-five years, the thrift's purchaser would have to contribute much less in actual capital to the thrift and in fact could use the regulatory goodwill to support other growth and acquisitions.  This made the thrift far more attractive to potential purchasers, at no cost to FSLIC.

___________________
5 The FSLIC estimated that a liquidation of Citizens would cost the Government $131 million; and that a liquidation of Dollar would cost the government $52.5 million.

On November 26, 1986, TSB submitted a report to FHLBB describing the intangible assets, including supervisory goodwill, that were being carried on TSB’s books in reliance on the terms of the Assistance Agreement. At that time, TSB also provided FHLBB with an opinion letter from TSB’s certified public accounting firm, Peat Marwick, which concluded that the August 29, 1986 merger of Citizen’s and Dollar into TSB complied with "generally accepted accounting principles" (“GAAP”).

On April 20, 1987, FHLBB advised TSB to "amend ...  [its] financial reports for the September and December 1986 quarterly periods and for all monthly periods affected." TSB disputed FHLBB's interpretation of whether and how TSB could amortize its newly acquired supervisory goodwill without success.  On June 17, 1987, FHLBB directed TSB to amend all monthly and quarterly reports filed since August 1986:

[TSB] . . .. must account for goodwill using GAAP except to the extent that departures from GAAP were authorized by the Bank Board.  None of the departures from GAAP authorized in Bank Board Resolution No. 86-864 change the GAAP requirement that the amortization of goodwill must be charged to expense. Therefore, we specifically direct that you file amended monthly and quarterly financial reports as soon as possible.

4.	The Enactment of FIRREA and Its Adverse Impact on TSB, TFC and AMCAP

On August 9, 1989, Congress enacted the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), a broad-ranging statute that reorganized and empowered relevant federal supervisory and enforcement authorities and imposed new and far more stringent capital requirements and standards on thrifts.  In short, FIRREA abolished the FSLIC; created a new thrift deposit insurance fund to be managed by the Federal Deposit Insurance Corporation ("FDIC"); transferred FHLBB powers to the Office of Thrift Supervision ("OTS"), which was made responsible for regulating all federally insured savings institutions; and established the Resolution Trust Corporation ("RTC") to liquidate or dispose of failed thrifts and their assets. FIRREA required all savings and loan associations ("thrifts") to strictly comply with new "core capital," "tangible capital," and "risk-based" capital requirements. Significantly, thrifts now had to maintain core capital (by definition excluding unidentifiable intangible assets such as supervisory goodwill) in an amount not less than three percent (3%) of the savings association's total assets. Initially, FIRREA allowed thrifts to count "qualifying supervisory goodwill" toward half of the core capital requirements but this transitional accommodation was phased out by 1995. Additionally, thrifts were required to maintain tangible capital in an amount not less than 1.5 percent of the savings association's total assets, defined to exclude supervisory and other forms of "goodwill.”

In anticipation of the FIRREA effective date, TSB embarked in downsizing and sold the most marketable and valuable portions of its portfolio in order to survive the imposition of FIRREA’s new regulatory capital requirements. Specifically, TSB dumped large amounts of its lucrative mortgage backed securities, due to their high liquidity and efficient manner of disposition in the marketplace, through the broker/dealer methodology. This sell off, while generating short term capital and improving capital ratios, resulted in a diminution of TSB’s earnings capacity and access to capital markets.  Management sought to balance shrinkage required for capital compliance with long term viability, but was unable to reach a regulatory accord which permitted this.  One management proposal was for TSB to terminate growth until it met all capital requirements, but the post-FIRREA environment did not allow for this.

These asset and earnings capacity shrinkage arose from TSB’s efforts to comply with FIRREA’s soon to be imposed regulatory capital requirements; however, this expeditious downsizing produced additional losses as TSB’s fixed cost structure supporting its various branches and operations lagged behind its shrinkage. Accordingly, TSB suffered additional major losses arising from its downsizing efforts; losses and administrative expenditures it would not have otherwise incurred but for its regulatory imposed requirement to promptly comply with FIRREA.

TSB suffered inordinate financial pressures from the government’s taking of the contracted for regulatory capital. TSB acquired the insolvent entities relying on the use of this regulatory capital; acquisitions of troubled entities that TSB would have never saddled itself with but for the availability of the regulatory capital that allowed it to grow, and expand.  This regulatory capital formed a material part of its total capital.

On September 30, 1989, TSB recorded regulatory capital of $284.4 million on its books, of which $94.2 million was attributed to a portion of FSLIC's $107.5 million capital contribution. The $13.3 million difference already had been amortized by TSB.

On December 7, 1989, FIRREA became effective and thereafter, OTS no longer allowed TSB to utilize its unamortized capital credit to comply with core and risk-based capital requirements.  TSB also was prohibited from using its supervisory "goodwill" to meet FIRREA's regulatory requirements.

On January 18, 1991, OTS notified TSB of its intent to impose an Individual Minimum Capital Requirement ("IMCR") on that institution. TSB filed extensive comments in response.  Nevertheless, on May 7, 1991, the OTS imposed an IMCR on TSB requiring it to increase its tangible capital by the greater of $100 million or by an amount that would increase its tangible capital level to 4.5 percent of tangible assets. On May 23, 1991, OTS issued a final notice. Again, TSB objected to no avail. On July 10, 1992, OTS issued an order and seized TSB and its assets.

B.           Litigation

1.           The Government Litigation

On August 8, 1995, AMCAP and TFC filed a complaint in the United States Court of Federal Claims asserting both breach of contract and takings claims, case styled AMCAP and TFC v. the United States, No. 95-523C (the “Government Litigation”).  On March 25, 1997, the FDIC filed a complaint in intervention, as successor to the rights of TSB.

On October 10, 2000, AMCAP and TFC Filed a motion for partial summary judgment challenging the Government’s breach of two specific promises:  (a) to record approximately $50 Million in supervisory goodwill created by the merger as an intangible, amortizing asset, and to count the goodwill toward compliance with TSB regulatory capital requirements; and (b) to record, as a direct credit to TSB’s regulatory capital, a $107.5 million cash contribution made by the FSLIC in order to partially offset the massive net worth deficit of Citizens and Dollar.

On August 31, 2001, AMCAP and TFC Filed a motion for partial summary judgment regarding the value of their investment in TSB at the time Citizens and Dollar were acquired under either a reliance or restitution theory.  TFC and AMCAP also requested summary judgment regarding the $42 million capital infusion by them to TSB as reliance damages.

On November 30, 2001, the Government filed its response, to which TFC and AMCAP filed a reply on February 15, 2002.

On October 31, 2003, the Court of Federal Claims issued a memorandum opinion and order entering a judgment granting TFC and AMCAP’s October 10, 2000 motion for summary judgment.  The Court of Federal Claims held that the terms of an August 29, 1986 Assistance Agreement between the FSLIC and AMCAP, TFC, and TSB assigned the risk of regulatory change to the Government, at least with respect to a promise to allow TSB to amortize a FSLIC $107.5 million capital credit and $50 million in supervisory goodwill, as adjusted on a 25 year straight-line basis and to apply that amount toward meeting regulatory capital requirements. The Court of Federal Claims also held that, on December 9, 1989, when FIRREA was enacted, the Government breached those essential terms of the Assistance Agreement.  On November 17, 2003, the Government filed a motion for reconsideration regarding the Court of Federal Claims’ determination of liability.  On December 19, 2003, TFC and AMCAP filed a response and the Government filed its reply on January 23, 2004.

On December 16, 2003, the Court of Federal Claims held an oral argument to consider TFC and AMCAP’s August 31, 2001 motion for summary judgment as to damages.  On February 27, 2004, the Court of Federal Claims issued a memorandum opinion and partial summary judgment granting TFC and AMCAP’s August 31, 2001 motion for summary judgment determining that the Government had breached the Assistance Agreement and that TFC’s essential reliance interest was $126,479,000 and TFC’s collateral reliance interest was $42,166,000 subject, however, to an evidentiary hearing to provide the Government with an opportunity to establish with reasonable certainty any loss that TFC and AMCAP would have suffered had TSB been allowed to count the capital credit and supervisory goodwill toward regulatory capital.

Accordingly, the Court of Federal Claims denied TFC and AMCAP’s claims for restitution.  The Court of Federal Claims conducted an evidentiary hearing in June, July and August, 2004.  On October 1, 2004, the Government and TFC filed post-trial briefs and proposed findings of fact and conclusions of law.  On December 3, 2004, the Court of Federal Claims conducted oral argument.

On January 19, 2005, the Court of Federal Claims issued its Memorandum Opinion and Order for Judgment Awarding TFC $109.309 Million Damages for Losses Based on Reliance Interests (the “Government Judgment”).  Pursuant to the Government Judgment, the Court of Federal Claims concluded that TFC is entitled to damages of $109.309 million, which is comprised by taking the total essential and collateral reliance interests of $159.645 million, less net losses of $50.336 million which TSB would have sustained regardless of the Government’s breach.

On February 25, 2005, the Government filed a motion for reconsideration of the Government Judgment.  The Court of Federal Claims granted in part and denied in part the Government’s motion for reconsideration.   In so doing, the Court of Federal Claims did not upset the previous award of damages to TFC in the amount of $109.309 million.  On May 31, 2005, the Court of Federal Claims issued its Final Opinion and Order awarding TFC $109.309 million in damages.  The Court also made a finding that but for the contractual breach, Transohio would not have been seized, and made various other findings favorable to the plaintiffs.  On July 27, 2005, the Government filed its Notice of Appeal with the United States Court of Appeals for the Federal Circuit, and the appeal was pending at the time of the Petition Date.

(a)           The Cooper Engagement Letter

In connection with the Government Litigation, the Debtor and TFC entered into that certain engagement letter with the law firm of Cooper & Carvin, PLLC (n/k/a Cooper & Kirk, PLLC) ("Cooper") on May 21, 1997 (the "Cooper Engagement Letter").  Pursuant to the terms and conditions of the Cooper Engagement Letter, Cooper  agreed to represent the Debtor and TFC in the Government Litigation in consideration of: (I) (x) standard fees capped at $250,000.00 (the “Capped Fees”), and (y) an incentive fee in the amount of $30,822 plus 15% of any monies recovered in the Government Litigation; (II) Cash in the amount of 15% of all non-monetary consideration received in compromise of the Government Litigation; and (III) reimbursement for expenses, including out of pocket expenses advanced by Cooper in the amount of $94,495.76.

In addition, Cooper advanced additional out of pocket expenses in the amount of $29,315.97 at a time when AMCAP and TFC were required to pay for a portion of certain discovery expenses in connection with the Government Litigation.  In exchange for such additional advance, AMCAP and TFC agreed to pay Cooper on the basis of four to one, or $117,263.88.

Additionally, on or about January 6, 2005, Cooper and the Debtor entered into a Stock Pledge Agreement (the “AMCAP Stock Pledge”).  Pursuant to the AMCAP Stock Pledge, the Debtor pledged 6,128,012 shares of the issued and outstanding shares of stock in TFC (the “Shares”) in favor of Cooper in order to secure the obligations of the Debtor and TFC under the Cooper Engagement Letter.  Possession of the Shares was delivered to Cooper.

2.           The RTC Settlement

Jack  Burstein (“Burstein”), Steven R. Cook (“Cook”), David Albright (“Albright”), Myron Filarski (“Filarski”), Sally Gries (“Gries”), John McCarthy (“McCarthy”) and William Wooldridge (“Wooldridge”) served as members of the board of directors of TSB (collectively, the “Directors”). The Resolution Trust Corporation (“RTC”) indicated that it may assert claims against the Directors relating to their service in such capacities (the “RTC Claims”).  The Directors denied any and all liability.  The RTC agreed not to bring any further action against the Directors and not to claim any liability, fault or wrongdoing.  Burstein, Cook and Filarski each agreed to pay $90,000.00, and Albright, Gries, McCarthy and Wooldridge each agreed to pay $50,000.00, to the RTC for a total of $470,000.00 (collectively, the “RTC Payments”).  Each of the Directors also incurred attorneys’ fees and costs in connection with defending the RTC Claims.

(a)           RTC Indemnification

The Directors served in such capacities at the request of AMCAP and TFC. AMCAP asserts that pursuant to the articles of incorporation and bylaws of AMCAP and TFC, the Directors were entitled to be indemnified and reimbursed for all amounts paid and incurred in connection with the RTC Claims.  At the time, AMCAP and TFC did not possess sufficient resources in order to satisfy the Directors’ claims for indemnification and reimbursement.

Consequently, on or about July 31, 1997, AMCAP and each of the Directors entered into separate Reimbursement and Assignment Agreements (the “Reimbursement and Assignment Agreements”).  Pursuant to the Reimbursement and Assignment Agreements, AMCAP issued promissory notes in favor of each of the Directors in the amount owed in connection with the RTC Payments and related attorneys’ fees and costs, each of which was secured by the Government Litigation (the “TSB Director Notes”).  The TSB Director Notes (net of D&O insurance) were issued by AMCAP in the following amounts (such notes also bear interest at prime):

Estate of David Albright	$74,630.39
Myron Filarski	$165,295.99
Sally Gries	$74,630.39
John McCarthy	$74,630.39
William Wooldridge	$74,630.39
Richard Brierly	$7,647.88
Harold Brown	$10,967.92
Jack Burstein	$93,427.99
Steven Cook	$93,427.99
Estate of Robert Sanders	$7,647.88

3.           The Riddle Litigation

Following the seizure of TSB by the RTC, certain parties who had purchased subordinated debentures from Transohio between August 1988 and March 1989 (the “Riddle Plaintiffs”) commenced an action before the Common Pleas Court for Cuyahoga County, Ohio, Case No. 276526, against AMCAP, TFC, Burstein, Cook, William D. Snider, Alan M. Mitchell, Phillip M. Essig, David M. Sweeney, Gregory L. Teare, Filarski, John F. Moore, Wooldridge, Gries, and McCarthy (the “Riddle Litigation”).   On April 4, 1997, all parties (other than Jeanne LaMarca) to the Riddle Litigation entered into a “Settlement Agreement and Release” (the “Riddle Settlement”).  Pursuant to the terms of the Riddle Settlement, the Riddle Plaintiffs were paid a total of $70,000 in cash upon execution of the Riddle Settlement, the Riddle Plaintiffs allege that they are entitled to $900,000.00 out of recoveries from the Government Litigation, and the Riddle Litigation was dismissed with prejudice.

Jeanne LaMarca, one of the Plaintiffs in the Riddle Litigation, subsequently entered a separate “Settlement Agreement and Release” with the defendants (the “LaMarca Settlement”).  Pursuant to the terms of the LaMarca Settlement, Ms. LaMarca agreed to accept a cash payment in the amount of $1,500.00 upon execution of the LaMarca Settlement, an additional $8,500.00 out of recoveries from the Government Litigation, and the claim of Ms. LaMarca was dismissed with prejudice in connection with the Riddle Litigation.

(a)           The Riddle Indemnification

Pursuant to the articles of incorporation and bylaws of AMCAP, the defendants in the Riddle Litigation were entitled to be indemnified and/or reimbursed for any expenses, including attorneys’ fees, incurred in connection with the Riddle Litigation.  Promissory notes were issued by AMCAP in favor of the defendants in amounts equal to the attorneys’ fees and costs incurred in connection with the Riddle Litigation, each of which was secured by the Government Litigation (the “Director Notes”).  The Director Notes were issued  by AMCAP in the following amounts (such notes also bear interest at prime):

Estate of David Albright	$5,999.48
Myron Filarski	$7,299.80
Sally Gries	$5,999.48
John McCarthy	$5,999.48
William Wooldridge	$5,999.48

4.           Reliance Insurance Claims and Reliance Fee Advance

Reliance Insurance Company (“Reliance”) had issued Directors and Officers Liability Policy No. NDA 1253735-92 to TFC (the “Reliance Policy”).  Under the Reliance Policy, Reliance agreed to pay $70,000.00 in order to satisfy the initial cash obligation under the Riddle Settlement (the “Riddle Cash Settlement Funds”).

In 1995, TFC, the defendants in the Riddle Litigation, and Reliance, entered into an Interim Fee Advance Agreement (the “Interim Fee Advance Agreement”), as well as an Addendum to the Reliance Fee Advancement Agreement in or about June 1997 (the “Addendum”).  Pursuant to the terms and conditions of the Interim Fee Advance Agreement and the Addendum, Reliance agreed to advance up to and including $165,000.00 for attorneys’ fees and costs in connection with the Riddle Litigation (the “Interim Fee Advance”).

Additionally, Reliance, TFC and AMCAP entered into a Fee Advancement Agreement in or about July, 1997 (the “Reliance Fee Advancement Agreement”).  Pursuant to the terms and conditions of the Reliance Fee Advancement Agreement, Reliance agreed to advance up to $500,000.00 for attorneys’ fees and costs in connection with the pursuit of the Government Litigation (the “Reliance Fee Advance”), since recoveries from the Government Litigation would be used to fund the $900,000.00 obligation under the Riddle Settlement.

Further, on or about July 29, 1997, TFC and AMCAP entered into an Assignment agreement with Reliance (the “Reliance Assignment”).  Pursuant to the terms and conditions of the Reliance Assignment, TFC and AMCAP agreed to pay Reliance up to and including $735,000.00 out of recoveries in the Government Litigation.   The amount of $735,000.00 was comprised of the Riddle Cash Settlement Funds ($70,000.00), the Interim Fee Advance ($165,000.00), and the Reliance Fee Advance ($500,000.00).

5.           Security Agreement and Assignment and UCC

On or about July 31, 1997, TFC executed a Security Agreement and Assignment, pursuant to which TFC allegedly granted a security interest in the Government Litigation, and recorded UCC-1 Financing Statements, in order to secure the following:

(a)  TSB Director Notes; and

(b)  Director Notes

6.           The Marlin Litigation

On April 29, 2004, the Debtor sued Robert Marlin, a director and former chairman of the Debtor’s board of directors, for breach of fiduciary duty in connection with the sale of an asset by the Debtor to a then unknown affiliate of Mr. Marlin, for other counts related to such transaction, for breach of fiduciary duty in connection with certain subordinated note interests, declaratory relief and other matters.  The case was assigned case number 04-09765 CA05 in Miami-Dade County Circuit Court.  Mr. Marlin filed a counterclaim and third party complaint against the Debtor and its officers and asserted breach of a management contract and various other related claims. Mr. Marlin then commenced a separate shareholder derivative action against the Debtor and its officers and directors asserting mismanagement and other matters.

Thereupon, the Debtor moved to disqualify Mr. Marlin's counsel, Tew Cardenas, for conflict of interest which was pending before the Third District Court of Appeal as Case No. 3D06-1016.  The Debtor moved to consolidate the foregoing case, which ultimately was agreed to for pre-trial purposes.  The Court disqualified Tew Cardenas which ruling was not disturbed on appeal (collectively, the above-referenced cases shall be referred to as the "State Court Litigation Proceedings").

7.           The Alliance Potential Litigation

On January 6, 1998, the Debtor and TFC were notified of a tender offer by Alliance Standard II, LLC and Alliance Standard II Corp. (the "Offerors") to purchase up to $30,000,000 of subordinated notes of the Debtor at $100 per $1,000 principal amount, up to 1,100,000 shares of preferred stock of the Debtor at $.50 per share and up to 1,950,000 shares of TFC common stock at $1.00 per share. The offer is more fully described in the Schedule 14D-1 filed by the Offerors with the Securities and Exchange Commission. The Offerors eventually purchased 1,526,619 shares of TFC common stock and the notes tendered (based on subsequent SEC filings and statements of the Offerors).

In connection with the above-referenced tender offer, Alliance repudiated the purchased shares of TFC tendered by the Debtor.  Alliance first confirmed acceptance of the shares and then rejected them based on a lack of a securities account which the Debtor, in fact, had available.

Alliance provided certain assurances that the funds sought by the Debtor would be provided in a separate financing.  The Debtor intended to use the proceeds to manage the Government Litigation and other corporate purposes.

C.           Officers and Directors

The executive officers of AMCAP are Jack Burstein (Chief Executive Officer) and Steven R. Cook (Executive Vice President and Chief Financial Officer).  The directors of AMCAP are Jack Burstein (Chairman), Steven R. Cook, Roberto Duenas and Robert Marlin.

D.           AMCAP Notes

AMCAP issued $80,000,000.00 par value of those 8.40% Subordinated Notes due 1993  (the “AMCAP Notes”) pursuant to that certain Indenture, dated as of June 15, 1993, between AMCAP and Sun Bank, National Association, as ultimately succeeded by SunTrust Bank, as Trustee (“SunTrust”). UNLESS EXPLICITLY STATED OTHERWISE, REFERENCES TO “SUNTRUST” IN THIS DISCLOSURE STATEMENT, THE PLAN, AND ANY RELATED DOCUMENT PERTAIN TO SUNTRUST BANK SOLELY IN ITS ROLE AS TRUSTEE UNDER SUCH INDENTURE.

Interest on the AMCAP Notes was payable at 8.4%.  Principal sinking fund deposits were required, commencing June 15, 1991.  Warrants to purchase 14,960,000 shares were issued in units together with the AMCAP Notes.  Scheduled payments were made through December 1989 and $1,500,000.00 of AMCAP Notes were tendered in connection with the exercise of warrants.  At the time, the outstanding principal balance owed on the AMCAP Notes was approximately $78,502,000.00.

During 1990 through 1992, AMCAP entered into various standstill agreements and attempted to negotiate various settlements.

Certain holders of the AMCAP Notes, led by Kenneth and Robert Marlin, sought and were granted rights by SunTrust, as indenture trustee, to pursue collection of the AMCAP Notes.  An action was subsequently commenced before the Eleventh Judicial Circuit Court in and for Dade County, Florida, case styled, SunTrust Bank, Central Florida, National Association v. American Capital Corporation, Case No. 97-5477 CA-27 (the “AMCAP Notes Proceeding”).  On or about March 5, 1998, a Final Summary Judgment was entered against AMCAP in the AMCAP Notes Proceeding in the principal amount of $78,502,000.00, plus interest in the amount of $53,458,586.48, for a total of $131,960,586.65 (the “AMCAP Notes Summary Judgment”).  The AMCAP Notes Summary Judgment was recorded in the public records of Miami-Dade County, Florida.

Following entry of the AMCAP Notes Summary Judgment, AMCAP entered into settlement negotiations with Alliance Standard and Kenneth and Robert Marlin, holders of a majority of the AMCAP Notes originally issued on June 15, 1985, and signed a settlement agreement.  Under the settlement agreement, it was contemplated that proceeds of the Government Litigation remaining after payment of attorneys’ fees and costs and other obligations owed to officers and directors of TFC, Reliance and Riddle were to be paid to TFC shareholders, including AMCAP, for the benefit of holders of subordinated notes originally issued in 1985 and to AMCAP shareholders.  The settlement agreement also provided for financing by one of the holders of the AMCAP Notes.  However, the settlement agreement and the proposed financing were not finalized.

On or about July 8, 2005, SunTrust in the AMCAP Notes Proceeding filed a motion seeking the appointment of a receiver for AMCAP.  Hearings were scheduled and subsequently continued.  In support of appointment of a receiver for AMCAP, SunTrust in the AMCAP Notes Proceeding alleged that certain directors of AMCAP breached their fiduciary duties owed to AMCAP by engaging in, among other things, self-dealing.

E.           Assets

AMCAP has no ongoing business operations.  Its primary assets are its 65.19% Equity Interest in TFC and certain litigation claims against third parties.

IV.
EVENTS DURING THE CHAPTER 11 CASES

On June 19, 2006, the Debtor commenced the Chapter 11 Case in this Court.  The Debtor remains in possession of its assets as a Debtor-in-Possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.  The following is a brief description of the major events during the Chapter 11 Case:

A.           Judge Assignment and Recusal

Upon filing of its Petition, the TFC case was randomly assigned to the Honorable Laurel Myerson Isicoff under case number 06-12644-BKC-LMI.  The Debtor's Case, upon filing its related Petition, was randomly assigned to the Honorable A. Jay Cristol under case number 06-12645-BKC-AJC.  As the parties believed that both the Debtor and TFC’s bankruptcy cases should be before the same Judge, on June 21, 2006, the Debtor, as the entity having the higher case number, Filed an ex-parte motion to re-assign its case to be before Judge Isicoff.  Such relief was granted on June 21, 2006.

Later, on June 21, 2006, Judge Isicoff, believing it appropriate to recuse herself from both the Debtor and the TFC case, entered an Order of Recusal, which resulted in both cases being assigned to Judge Cristol.

B.           Abatement of Cases

Shortly after the Petition Date, the Debtor Filed its Plan of Liquidation (Docket No. 22) and Disclosure Statement (Docket Nos. 23, 24).

Because the Government Judgment was on appeal, the Court entered an Order abating the Case on July 25, 2006 (Docket No. 52) (the “Abatement Order”).  The Abatement Order states that the Debtor’s only requirement was to maintain and preserve the status quo as to the Government Judgment.  In light of the Abatement Order, the case was not substantively progressing forward.   No substantive matters were brought before the Court and the Debtor lacked authority to move forward with creditor negotiations in order to solicit plan acceptances.

On December 21, 2006, in light of the Abatement Order and the Debtor's inability to move forward with creditor negotiations, the Debtor Filed its Motion to Extend Time to Obtain Acceptances Under the Debtor's Plan of Liquidation Pursuant to 11 U.S.C. § 1121(d), which was approved by Agreed Order on January 5, 2007 (Docket No. 84).

The Abatement Order was subsequently modified on August 6, 2007, with entry of an Order Modifying Abatement of Proceedings in order to allow the parties to proceed with the Trustee Motion, SubCon Motion, and Stay Relief Motion (each described herein) (Docket No. 126).

On September 6, 2007, TFC Filed a Motion to Lift Abatement in this Case and the TFC Case in order to afford each of the Debtor and TFC the opportunity to propose a Plan.  That same day, the Debtor joined (Docket No. 145) in the Motion, which was subsequently approved at a hearing on October 19, 2007, and an order was entered.

C.           Stay Relief Motion

Despite the Abatement Order, on May 3, 2007, a Motion for Relief from Stay was Filed on behalf of certain of the Marlin Entities6 in order to enforce their interest in the Government Judgment by executing upon the Debtor's 65.19% interest in TFC (Docket No. 87) (the “Stay Relief Motion”).

On May 18, 2007, the Debtor Filed its Preliminary Response to the Stay Relief Motion (Docket No. 101), stating that the Motion should be denied because (i) the Debtor required counsel to defend the Stay Relief Motion and the retention of Bilzin Sumberg Baena Price & Axelrod LLP ("BSBPA") was not yet approved; (ii) the Marlin Entities lacked standing; (iii) the Marlin Entities failed to comply procedurally; and (iv) the Abatement Order was still in effect.  Sun Trust Filed a Limited Objection to the Stay Relief Motion on May 22, 2007 (Docket No. 103), arguing that the Marlin Entities lacked standing.

After several continued hearings, the Debtor Filed a Supplemental Response to the Stay Relief Motion on August 14, 2007, submitting that the relief requested should be deferred until resolution of the SunTrust Adversary Proceeding (Docket No. 137).  A continued hearing was scheduled for October 19, 2007, to consider the relief requested in the Stay Relief Motion.

D.           Adversary Complaint Filed against SunTrust

1. On October 30, 2006, SunTrust Filed its Proof of Claim (the "SunTrust Proof of Claim") in the amount of $228,061,922.62, of which $227,536,819.99 was asserted as a secured claim, and $475,102.63 was asserted as an unsecured non-priority claim and additional, then "unquantified" fees and expenses incurred on behalf of the AMCAP Noteholders were noted and all rights were reserved with regard thereto, all as more fully stated in the SunTrust Proof of Claim.  The Debtor has not received any documentation in support of the asserted unsecured non-priority claim.

2. On August 2, 2007, the Debtor brought an adversary proceeding pursuant to 11 U.S.C. §§ 502, 544, and 1107(a) and Federal Rules of Bankruptcy Procedure 3007 and 7001(2) seeking to determine the extent, validity and priority of the lien asserted by SunTrust Bank, N.A. in and to those certain stock certificates evidencing the Debtor's 65.19% equity interest in TFC and to reclassify SunTrust's claim against the Debtor's estate as a general unsecured claim (07-01586-BKC-AJC) (the "SunTrust Adversary Proceeding").  SunTrust subsequently Filed its Answer and Affirmative Defenses (Adv. Docket No. 6).

___________________
6 "Marlin Entities" shall mean TS4401G, LLC, ACC Notes LLC, OYBS, LLC, and FBK Associates.

E.           SubCon Motion

On May 3, 2007, the Marlin Entities Filed a motion to substantively consolidate AMCAP and TFC based on certain limited indicia (the "SubCon Motion").  SunTrust joined in the SubCon Motion on July 9, 2007 (Docket No. 88).  The filing ignored the long standing independent identities of AMCAP and TFC including separate corporate entities, separate Boards with independent members, separate SEC filings, different stock exchanges, separate historical financings and separate bank accounts, etc.  The Debtor and TFC opposed substantive consolidation as it would have the perverse impact of eliminating 100% of the TFC minority equity value (estimated to be approximately $5 million for non-AMCAP shareholders) and several million dollars of TFC unsecured debt (of which a material amount is financing which funded the Goodwill Claim litigation) entitled to be paid in full, ahead of claims of AMCAP's creditors.  The prejudice to TFC’s creditors and minority equity holders also precludes imposition of substantive consolidation as an equitable remedy.

On August 7, 2007, the Marlin Entities formally withdrew the SubCon Motion (Docket No. 125) and SunTrust withdrew its Joinder (Docket No. 129).

F.           Trustee Motion

On September 13, 2006, SunTrust Filed a motion seeking the appointment of a trustee or to convert to a chapter 7 case (Docket No. 60) (the "Trustee Motion").  The Marlin Entities joined in the Trustee Motion on August 14, 2007 (Docket No. 134) (the "Marlin Joinder").

Since the filing of the Trustee Motion, SubCon Motion, and Stay Relief Motion, SunTrust, AMCAP and TFC have been in continual settlement discussions concerning every aspect of these bankruptcy cases in an effort to identify, address and resolve any and all issues between them.  Throughout such process, SunTrust, AMCAP and TFC have invited and requested that Mr. Robert Marlin participate in such discussions as Mr. Marlin, both individually or through the Marlin Entities, has made an appearance in these cases and has taken various positions in these bankruptcy cases since they were Filed.  The Marlin Entities dispute the characterization of these events set forth in the preceding paragraph.

           A continued hearing was scheduled for October 19, 2007 to consider these motions.

G.           Mediation with Honorable Herb Stettin

In addition to conducting discovery on the pending motions, the parties concluded that the informal settlement discussions that were ongoing between them for over a year would benefit from the use of a mediator to try to resolve certain of the issues that remained between them.  As a result, the parties contacted and engaged the services of the Honorable Herbert Stettin to act as a mediator for resolution of the remaining issues between the parties.

H.           Settlement with AMCAP, TFC, and SunTrust

Thereafter, Judge Stettin conducted several mediation sessions with the parties, both in person and over the telephone, and as a group and individually.  After a great deal of effort on the part of Judge Stettin and the parties, AMCAP, TFC, and SunTrust developed and agreed to the terms of a settlement of all issues between them, including, in particular, the issues raised in the Trustee Motion (the "SunTrust Settlement").  The terms of the SunTrust Settlement have been incorporated into a Settlement Agreement executed on October 9, 2007.

On October 15, 2007, each of the Debtor and TFC Filed, in their respective cases, a motion to continue hearings on, among other matters, the Trustee Motion and the Stay Relief Motion until the Court had the opportunity to consider approval of the SunTrust Settlement (Docket No. 165, TFC Docket No. 255) (the "Motions to Continue").

Although SunTrust withdrew the Trustee Motion (Docket No. 160), the Marlin Entities intended to prosecute the Marlin Joinder.  Having been Filed over one year ago, each of the Debtor and TFC argued that the Trustee Motion was based upon facts which were no longer relevant.  Further, the underlying Trustee Motion was withdrawn, and there was no longer any motion in which the Marlin Entities could join.

Each of the Debtor and TFC argued that the SunTrust Settlement resolved the relief requested in the Trustee Motion and Marlin Joinder, which settlement provides that all pending adversary proceedings and contested matters, including the SunTrust Adversary Proceeding and the Marlin Adversary Proceedings, are to be abated until the Effective Date of the respective Plans.  The Debtor further argued that the Stay Relief Motion cannot be resolved until the Court determines whether SunTrust has a valid lien against AMCAP's stock in TFC, which adversary proceeding is abated as a result of the SunTrust Settlement.

The terms of the SunTrust Settlement were finalized.  A summary of the material terms is set forth below (although parties in interest are directed to the SunTrust Settlement Agreement and the Order approving the Settlement Agreement for a complete statement of all the terms):

(1)
appointment of Jeffrey Beck as a claims examiner pursuant to Section 1106(b) of the Bankruptcy Code, with a limited role as follows: (a) to review and investigate Claims against the Estate Filed by an Insider of the Debtor, or an Affiliate of such Insider; and (b) to review and comment upon the terms of the Plan with respect to the duties and powers of the liquidating agent;

(2)	expedited consideration of confirmation and consummation of the Plan;

(3)
abatement of all pending adversary proceedings and pending contested matters (including the SunTrust Adversary Proceeding and the Marlin Adversary Proceedings), including all discovery and depositions, brought or noticed by any party in interest pending the Effective Date;

(4)
appointment of Jeffrey Beck as a liquidating agent upon the Effective Date of the Plan, to be authorized (subject to prior notice to parties in interest, hearing and bankruptcy court approval) as follows: (a) to enter into such settlements as the Liquidating Agent deems to be in the best interest of creditors in accordance with Bankruptcy Rule 9019; (b) to dismiss and/or decide not to prosecute any such litigation if the Liquidating Agent deems such action to be in the best interest of creditors; or (c) to sell such litigation claims (to any party other than the Debtor);

(5)
provision for the liquidating agent is to succeed to all of the Debtor's rights and privileges relevant to the liquidating agent's duties, with the full authority to (a) review, and if appropriate, object to Claims against the Estate (including the ability to assert setoffs and counterclaims), other than Administrative Claims of Professionals employed by the Estate, (b) review and analyze Executory Contracts and, if appropriate, reject any Executory Contracts, and (c) assert any Claims by the Debtor's Estate against any third party.

(6)	provision for the defined duties of the Debtor to be limited to making distributions as authorized by the liquidating agent and the Court, and such other duties as the Debtor and SunTrust may agree;

(7)	provision for the Administrative Carve-Outs and the Unsecured Carve-Out by SunTrust;

(8)	provision for a period of six months for SunTrust to retain unclaimed distributions as to AMCAP Noteholders; and

(9)
provision for unclaimed distributions made to TFC minority shareholders to be redistributed to all shareholders who claimed their distributions, with 65% of such amounts distributed to SunTrust on behalf of the AMCAP Noteholders.

A hearing was conducted on October 19, 2007, wherein the Court approved the SunTrust Settlement, as modified on the record, and entered an order granting such relief (Docket No. 175, TFC Docket No. 265).

I.           Employment of Cooper & Kirk

As of the Petition Date, TFC held a judgment against the United States government in the amount of $109.309 million (the “Government Judgment”).   In the pre-petition proceedings, TFC was represented by Cooper and Kirk, a prominent Washington DC firm specializing in complex litigation, regulatory litigation and Supreme Court litigation.

During July 2006, each of the Debtor and TFC Filed Applications with the Court to Employ Charles J. Cooper and the Law Firm of Cooper & Kirk, PLLC as Special Litigation Counsel (Docket No. 46, TFC Docket No. 28) (the "Cooper Applications"). The Court granted the Cooper Applications and respectively entered orders on August 9, 2006 in this Case and August 2, 2006 in the TFC Case (Docket No. 56, TFC Docket No. 60).

On October 30, 2006, the Court of Appeals for the Federal Circuit (the “Court of Appeals”) entered an order on the appeal of the Government Judgment which reduced the Government Judgment to an amount equal to $33.166 million in damages. The Court of Appeals found that the form of the Assistance Agreement did not entitle TFC to recover the value of its TSB investment which was eliminated by the breach of such Assistance Agreement but that it could recover the amount of capital infused into TSB in reliance on the Assistance Agreement, adjusted for certain dividends received. One Court of Appeals Judge of the three-Judge panel dissented and filed an opinion which stated in part “To my eye, the record more than amply supports the trial court on this point [the recoverability of TFC's lost investment in TSB]. Therefore, I would sustain the trial court’s finding that TFC was entitled to recover the equity value of Transohio.”

Thereafter, each of TFC and the Government sought reconsideration of the Government Judgment to the Federal Circuit en banc (the "Motions for Reconsideration").  On March 8, 2007, the Federal Circuit entered an order, en banc, denying the Motions for Reconsideration (the "En Banc Order").  As a result of the En Banc Order, each of TFC and the Government had a period of 90 days within which to file a petition for certiorari with the United States Supreme Court if either side had elected to seek further review of the Government Judgment.  The deadline to file the petitions for certiorari was June 6, 2007.

After the entry of the En Banc Order, the Debtor and TFC concluded, with the input of SunTrust, that seeking further review of the Government Judgment to the United States Supreme Court was not in the best interests of the Debtor, TFC, and their respective creditors or equity holders.  As a result, on May 16, 2007, each of the Debtor and TFC Filed a Motion (I) For Status Conference Concerning the Government Judgment and Seeking Approval of Certain Litigation Strategy, (II) to Finalize Retention of Debtor’s Counsel, and (III) to Address the Timing of a Certain Motion Filed in this Case (Docket No. 98, TFC Docket No. 103) (the "Status Motions").

J.           Payment of the Government Judgment

On May 25, 2007, the Court entered Orders (Docket No. 104, TFC Docket No. 110) granting the Status Motions.  Thereafter, TFC made arrangements with counsel for the United States of America to forego any further appeals of the Government Judgment and to arrange for payment of the Government Judgment to the trust account of Cooper, the Debtor's and TFC’s special litigation counsel.

The proceeds from the Government Judgment were used in part to pay the contingency fees and expenses of Cooper in the amount of $5,217,481.64, which were awarded by this Court by Order dated August 15, 2007 (TFC Docket No. 156) ("Cooper Payment Order"). The balance of such proceeds was thereafter transferred to the trust account of Genovese Joblove & Battista, P.A., general bankruptcy counsel to TFC.

By the Cooper Payment Order, Cooper's Claims in this Case and the TFC Case were deemed fully satisfied and Claim Nos. 4 and 44, respectively, were deemed stricken.  Additionally, Cooper was ordered to deliver possession of the Shares to counsel for AMCAP.

By Order dated October 1, 2007 (TFC Docket No. 237), this Court authorized the remaining proceeds from the Government Judgment, an amount in excess of $28 million, to be transferred to TFC's debtor-in-possession bank account at Gibralter Bank, to be invested in United States Treasury Bills in accordance with Section 345 of the Bankruptcy Code and the guidelines of the Office of the United States Trustee.

On December 27, 2007, the Court, in the TFC Case, entered its Order Granting Motion for Payment of Interim Distribution to America Capital Corporation on Account of its Equity Interest for the Purpose of Payment of (1) ACC’s Professional Fees and (ii) Fees Incurred by SunTrust Bank, N.A. for Services Rendered as Indenture Trustee (Docket No. 293).  The interim distribution paid the interim fees of BSBPA in the amount of $330,758.25 and expenses in the amount of $14,568.40 and Jeffrey L. Weiss of Goldstein Schecter Price Lucas Horowitz & Co., P.A, accountants to the Debtor, in the amount of $1,872 and expenses in the amount of $80.

K.           Marlin Adversary Proceedings

On August 3, 2007, the Debtor Filed a Notice of Removal in the State Court Litigation Proceedings, creating Adversary Numbers 07-01587-AJC and 07-01588-AJC, and thus removing the litigation to the bankruptcy court (collectively, the "Marlin Adversary Proceedings").  Mr. Marlin is currently represented by the law firm of Stearns, Weaver, Miller, Weissler, Alhadeff & Sitterson, P.A.  Discovery is ongoing and various depositions have been taken by the Debtor.  The deposition of Geraldine Kail, formerly with SunTrust, was taken on August 2 and 6, 2007.  Ms. Kail's deposition revealed the extent to which Robert Marlin personally directed the adverse litigation and execution of SunTrust's judgment against the Debtor. Kenneth Marlin's deposition was taken on August 9, 2007.  Kenneth Marlin is a former business associate, partner and brother of Robert Marlin.  Robert Marlin's deposition was taken on August 16, 2007.

Robert Marlin and the Marlin Entities Filed Motions to Abstain and Remand the cases back to Miami-Dade County Circuit Court on August 23, 2007.  On September 19, 2007, oral argument was heard. The Court has not ruled and proposed forms of competing orders are pending before the Court.   However, in light of the SunTrust Settlement, these proposed orders are to be held in abeyance pending the Effective Date of the Plan.

On September 7, 2007, the Debtor Filed a motion to amend the complaint to add additional causes of actions under the Bankruptcy Code against Robert Marlin and the Marlin Entities.  Specifically, the amended complaint seeks to equitably subordinate the claims of Robert Marlin.  The motion to amend the complaint has not been heard pending resolution of the motion to remand.

L.           TFC Plan Confirmation

On July 1, 2008, TFC Filed its Second Amended Plan of Liquidation (TFC Docket No. 335) (the "TFC Plan") and its Second Amended Disclosure Statement for Debtor's Second Amended Plan of Liquidation (TFC Docket No. 334).  This Court entered an Order Confirming Debtor's Second Amended Plan of Liquidation on September 23, 2008 (TFC Docket No. 434).

V.
THE PLAN OF LIQUIDATION

The Plan shall be funded entirely by the TFC Distribution and recoveries, if any, in respect of Actions.  On the Judgment Distribution Date, or as soon as practicable thereafter, TFC shall distribute the TFC Distribution in accordance with Article IV of the TFC Plan and Article IV of the Plan.

The Debtor believes that through the Plan and the TFC Plan, holders of Allowed Claims receiving distributions under the Plan will obtain a greater recovery from the Estate of the Debtor than the recovery that they would receive if the Assets of the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

THE PLAN IS ANNEXED HERETO AS EXHIBIT A AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT.  THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN.  IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN WILL GOVERN.

A.           Classification and Treatment of Claims Against The Debtor

The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code.  As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration based on the different rights of the holders of Claims in each Class.

1.           Unclassified Claims:

a)           Allowed Administrative Claims.

A.          Allowed Administrative Claims

Administrative Claims are Claims constituting a cost or expense of the administration of the Case allowed under Sections 503 or 507(a)(2) of the Bankruptcy Code.  Such Claims include any actual and necessary costs and expenses of preserving the Estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor-in-Possession, any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent allowed by the Court under Section 328, 330, or 503 of the Bankruptcy Code, all costs associated with the cure of any Executory Contracts between the Debtor and any Person, and any fees or charges assessed against the Estate of the Debtor under Section 1930 of title 28 of the United States Code.

Except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim by Final Order, or as soon thereafter as is reasonably practicable, unless the holder of such Allowed Administrative Claim agrees in writing to different treatment.

 (i)             Professional Fees and Expense Claims

Compensation of Professionals and reimbursement of expenses incurred by Professionals are Administrative Claims pursuant to Section 503(b)(2) of the Bankruptcy Code (the "Professional Fees and Expenses Claims").  All payments to Professionals for Professional Fees and Expenses Claims incurred prior to the Effective Date will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Court relating to the payment of final compensation for services rendered and reimbursement of expenses.  The Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

All entities seeking an award by the Court of Professional Fees and Expenses prior to the Effective Date shall File their respective final applications for allowance of compensation for services rendered and reimbursement of expenses pursuant to Sections 328 or 330 of the Bankruptcy Code, as applicable, and Rule 2016, by the date as may be fixed by the Court.

The time for filing objections to applications for allowance and payment of Professional Fees and Expenses, and the date and time for a hearing in respect of such applications and the related objections, if any, shall be set forth in the Confirmation Order or other order of the Court.

Notwithstanding anything herein to the contrary, all Professional Fees and Expenses that become Allowed Administrative Claims shall be paid as follows:

 (a)           Employment of BSBPA as General Bankruptcy Counsel

On June 19, 2006, the Debtor Filed its Application for Employment of Attorney Nunc Pro Tunc to June 19, 2006 together with the Affidavit of Proposed Attorney for Debtor-in-Possession (the "Affidavit") (Docket No. 14) (the "Original Application").  The Original Application was later supplemented by the Supplemental Application for Employment of Attorney dated September 15, 2006, together with the Supplemental Affidavit of Mindy A. Mora as Proposed Counsel for Debtor-in-Possession (Docket Nos. 64 and 65).  Numerous objections were asserted by SunTrust, the Marlin Entities, and the United States Trustee, and the Debtor worked extensively to resolve such objections and finalize the retention of its counsel.

On July 11, 2006, the Debtor also Filed a motion in the TFC case to ensure that the pre-petition guaranty of the fees and expenses of BSBPA, AMCAP’s bankruptcy counsel, would constitute an administrative claim in the TFC case (TFC Docket No. 32) (the "Guaranty Motion").  On September 20, 2006, the Debtor Filed a supplement to the motion in the TFC case (TFC Docket No. 69).

With the employment of the Debtor's counsel still unresolved, on May 16, 2007, the Debtor Filed its Status Motion to, among other things, finalize the retention of BSBPA as counsel for the Debtor.

Although the Court denied the Guaranty Motion in the TFC Case on July 6, 2007 (TFC Docket No. 119), the retention of BSBPA as counsel to AMCAP was approved by Order of the Court in this Case on July 30, 2007 (Docket No. 119) at BSBPA's standard hourly rates.

On December 27, 2007, the Court, in the TFC Case, entered its Order Granting Motion for payment of an interim distribution to the Debtor on account of its equity interest for payment of ACC’s Professional Fees (Docket No. 293) ("Interim Fee Distribution Order").  The interim distribution paid the interim fees of BSBPA in the amount of $330,758.25 and expenses in the amount of $14,568.40.

Such fees and costs are considered administrative expense claims in the Case, subject to proper application for payment of fees and reimbursement of expenses and entry of an order by this Court granting such application.  Such fees shall be paid on the Effective Date, or as soon thereafter as such fees and expenses are allowed by the Court.

(b)           Employment of Scott Feder as Special Litigation Counsel

Since April 25, 2005, pursuant to the terms of that certain engagement letter dated May 25, 2005 (the "Feder Engagement"), Scott Feder ("Feder") had represented AMCAP in the State Court Litigation Proceedings.

On July 13, 2006, the Debtor Filed its Application to Employ Scott Feder as Special Litigation Counsel seeking approval of the employment of Feder on a contingency basis pursuant to 11 U.S.C. §§ 327(e) and 328 to continue its representation of AMCAP in the State Court Litigation Proceedings.  At the hearing to consider such employment and in light of objections, the Debtor agreed to seek employment of Feder as its special litigation counsel solely on behalf of AMCAP in appellate proceedings relating to the State Court Litigation Proceedings, consisting of preparation for and appellate oral argument scheduled for January 4, 2007, at his standard hourly rate.

On December 27, 2006, the Court entered its Order Granting, in Part, Debtor-in-Possession's Application for Employment of Scott Jay Feder, P.A. as Special Litigation Counsel in Appellate Proceedings (Docket No. 82), approving Feder's employment at his standard hourly rate with a maximum cap at $10,000.  On April 16, 2008, Feder was awarded $7,278 for fees incurred as special litigation counsel in appellate proceedings  (Docket No. 214) and, by further order, the Court authorized TFC to remit such payment directly to Feder  (TFC Docket No. 318).

Any further fees and costs are considered administrative expense claims in the Case, subject to proper application for payment of fees and reimbursement of expenses and entry of an order by this Court granting such application.  Such fees and expenses shall be paid on the Effective Date, or as soon thereafter as such fees and expenses are allowed by the Court.

(c)	Employment of Goldstein Schechter Price Lucas Horwitz & Co., P.A. as Accountants

By Order dated September 19, 2007, the Debtor sought and obtained approval to employ and retain GSPLH pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code to perform certain accounting services for AMCAP (Docket No. 153).  Specifically, the Debtor retained GSPLH to assist with preparation of its federal and state income tax returns for year ending December 31, 2006, through the date of the final return.  Such fees and costs are considered administrative expense claims in the Case, subject to proper application for payment of fees and reimbursement of expenses and entry of an order by this Court granting such application.

By the Interim Fee Distribution Order, the interim distribution paid the interim fees of GSPLH in the amount of $1,872 and expenses in the amount of $80.

Such fees and expenses are subject to the GSPLH Carve-out, and shall be paid on the Effective Date, or as soon thereafter as such fees and expenses are allowed by the Court.

 (ii)           Other Professionals

In the event the Debtor is authorized by the Court to retain other Professionals, such Professionals shall be entitled to apply to the Court for an award of fees and costs in accordance with the terms and conditions of retention approved by the Court.  If granted by the Court, the Allowed Amount of fees and costs shall be paid from the TFC Distribution on the Judgment Distribution Date, or as soon thereafter as is practicable, unless otherwise agreed to by any such Professional and the Debtor subject, however, to approval of the Court.

b)              Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim under Section 507(a)(8) of the Bankruptcy Code has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

c)              United States Trustee Fees.

On the Effective Date, the Debtor shall pay to the United States Trustee the United States Trustee Fees then due and owing and simultaneously provide to the U.S. Trustee an appropriate affidavit indicating cash disbursements for all relevant periods.  Notwithstanding anything contained in the Plan to the contrary, the Liquidating Agent shall further pay the United States Trustee Fees to the United States Trustee after the Effective Date for post-confirmation periods within the time periods set forth in 28 U.S.C. §1930(a)(6), until the earlier of the closing of this Case by the issuance of a Final Decree by the Court, or upon entry of an order of this Court dismissing this Case, or converting this Case to another chapter under the Bankruptcy Code.  The Liquidating Agent shall provide to the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating disbursements for the relevant periods.

B.           Treatment of Classified Claims and Equity Interests7

Class 1. Allowed Other Priority Claims

(a)
Description.  Class 1 consists of the Allowed Other Priority Claims which are entitled to priority in accordance with Section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims).

(b)
Treatment.  Each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, release and exchange for such Claim, Cash in an amount equal to the amount of such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is reasonably practicable.

(c)	Impairment. The Class 1 Claim is Unimpaired.

Class 2.  Allowed Secured Claim of SunTrust with regard to the AMCAP Notes Claim

(a)
Description.  Class 2 consists of the Allowed Secured Claim of SunTrust with regard to the AMCAP Notes Claim, which is based upon amounts owed under the AMCAP Notes Judgment, the AMCAP Notes, and the Indenture.

(b)
Treatment.  On the later of the Effective Date and the date such claim becomes an Allowed Secured Claim, and in full and complete satisfaction of any Allowed Secured Claim held by SunTrust with regard to the AMCAP Notes, SunTrust shall receive the Net TFC Distribution and the Net Proceeds of any Litigation Claims, other than Avoidance Actions (after the Liquidating Agent first funds the Senior Indebtedness Distribution, to the extent applicable).  SunTrust will distribute such amounts in accordance with the terms and provisions of the Indenture, including without limitation payment first of the fees, costs, expenses and liabilities of SunTrust, and then to the AMCAP Noteholders, pro rata.

(c)
Deficiency Claim.  To the extent it may exist, any Deficiency Claim SunTrust may have with regard to the AMCAP Notes Claim shall be treated as a Class 4 Allowed Unsecured Claim, but will not share in the Unsecured Carve-Out.  Notwithstanding the foregoing, if SunTrust has an Allowed Unsecured Claim and does not have an Allowed Secured Claim, then it shall be treated as the holder of a Class 4 Allowed Unsecured Claim, and there will be no Unsecured Carve-Out in such circumstances.

__________________
7 Various creditors dispute the validity of substantially all Claims.  Such matters shall be resolved by the Claims Examiner or the Liquidating Agent and by Court order.

(d)	AMCAP shall be responsible for the cost of balloting the AMCAP Noteholders with regard to the Plan.

(e)
None of the Debtor, TFC, the Claims Examiner or the Liquidating Agent shall have any liability to any AMCAP Noteholder except as those parties are obligated to act under the terms of the Plan as confirmed by the Court.

(f)	Impairment. The Class 2 Claim is Impaired.

Class 3. Allowed Unsecured Claims for Senior Indebtedness

(a)
Description.  Class 3 consists of Allowed Unsecured Claims for Senior Indebtedness, if any.  If and to the extent that any holders of alleged Senior Indebtedness timely commence a Senior Indebtedness Subordination Proceeding within 15 days of the Effective Date, the Court will administratively consolidate such Proceedings and will determine whether the Class 2 or Class 4 AMCAP Notes Claim is subordinate to any such Allowed Class 3 Claims.

(b)
Treatment.  If the Court determines by Final Order that the Class 2 or Class 4 AMCAP Notes Claim is subordinate to the Allowed Unsecured Claims for Senior Indebtedness, if any, then on the date such Order becomes a Final Order each Holder of an Allowed Class 3 Claim shall be entitled to receive its allocated share of the Senior Indebtedness Reserve in full satisfaction of its Allowed Claim.  Otherwise, such Claims shall be treated as Class 4 Claims.  Failure of any Holder of a Class 3 Claim to timely File a Senior Indebtedness Subordination Proceeding shall forever bar such Holder from asserting that it is entitled to a Distribution as a Class 3 Claim.

(c)	Deficiency Claim. The Class 3 Claims are Unimpaired.

Class 4. Allowed Unsecured Claims

(a)
Description.  Class 4 consists of Allowed Unsecured Claims. The Unsecured Claims are any Claims, including, without limitation, Rejection Claims that are not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, a Class 2 Claim, a Class 3 Claim, or an Equity Interest.  To the extent that SunTrust does not have a Class 2 Allowed Secured Claim, any Allowed Unsecured Claim which SunTrust is determined to have will be classified as a Class 4 Allowed Unsecured Claim.

(b)
Treatment.  On the later of the Effective Date and the date the claim becomes an Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim shall be entitled to receive such Holder’s Pro Rata Share of (i) the Net TFC Distribution following full and complete satisfaction of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Class 1 and 2 Claims (and in the case of SunTrust only, the net amount after deducting the Senior Indebtedness Distribution from the Pro Rata Share of the Net TFC Distribution which SunTrust would otherwise be entitled to receive); (ii) to the extent SunTrust does not have an Allowed Secured Claim, the Net Proceeds of any Litigation Claims; and (iii) to the extent that SunTrust does have an Allowed Secured Claim, the Unsecured Carve-Out; provided, however that the SunTrust Deficiency Claim will not receive a distribution from the Unsecured Carve-Out.

(c)	Impairment. The Class 4 Claims are Impaired.

Class 5. Allowed Equity Interests.

(a)
Description.  Class 5 consists of the holders of Allowed Equity Interests.  Equity Interests consist of any share of preferred stock, common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

(b)
Treatment.  The holders of Allowed Equity Interests shall not retain or receive any property or Distribution under the Plan and all Equity Interests shall be cancelled and extinguished as of the Effective Date.

(c)	Deficiency Claim. The Class 5 Claims are Impaired.

C.	Provisions Regarding Voting and Distributions Under the Plan and Treatment of Disputed, Contingent and Unliquidated Claims and Interests

Voting of Claims

Each holder of a Claim or Equity Interest in an Impaired Class of Claims or Equity Interests that is entitled to vote on the Plan pursuant to the Bankruptcy Code shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.  Each holder of a Claim in Class 4 will be required to complete and return a Ballot to the Court by the Ballot Deadline.  Each AMCAP Noteholder (Class 2) will be required to complete and return a Noteholder Ballot pursuant to, and by the deadline provided in, the instructions contained in the Noteholder Ballot, which instructions shall be prepared by the Ballot Agent subject to the approval of the Debtor and SunTrust. The Ballot Agent will tabulate the Noteholder Ballots and certify the vote of the AMCAP Notes to the Court.

Nonconsensual Confirmation ("Cramdown")

If all of the applicable requirements of Section 1129(a) of the Bankruptcy Code are met other than Paragraph 8 of said such section which requires that all Impaired Classes accept the Plan, the Debtor will then seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code, which is commonly referred to as the “cram down” provision.  For the purposes of seeking Confirmation under the cram down provision of the Bankruptcy Code, should that alternative means of Confirmation prove to be necessary, the Debtor reserves the right to modify or vary the terms of the Plan with regard to the Allowed Claims of any rejecting classes, so as to comply with the requirements of Section 1129(b) subject to the provisions of Section 1127 of the Bankruptcy Code.

Method of Distribution Under the Plan

(a)
Subject to Rule 9010, and except as otherwise provided herein or by court order, all Distributions under the Plan shall be made by the Liquidating Agent to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date unless the Debtor or the Liquidating Agent has been notified in writing of a change of address, including by the filing of a Proof of Claim by such holder that provides an address different from the address reflected on the Schedules.

(b)
Distributions to be made with regard to the AMCAP Notes Claim shall be made to SunTrust.  SunTrust will distribute such amounts in accordance with the terms and provisions of the Indenture, including without limitation payment first of the fees, costs, expenses and liabilities of SunTrust, and then to the AMCAP Noteholders, pro rata.  Upon completion by SunTrust or its designated paying agent of the final distribution to the AMCAP Noteholders, all AMCAP Notes will be deemed cancelled and the Indenture shall be deemed terminated and discharged.  Nothing in the Plan or the Confirmation Order until cancellation of the AMCAP Notes in accordance with the Plan shall be deemed to impair, waive, or discharge SunTrust’s rights, remedies, liens and priorities or any other rights of SunTrust against any and all assets to be distributed to the holders of the AMCAP Notes.

(c)	Any payment of Cash made by the Liquidating Agent pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer.

(d)	Any payment or Distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

(e)	No payment of Cash less than one hundred dollars ($100.00) shall be made by the Liquidating Agent to any holder of a Claim.

(f)
No fractional Distributions shall be distributed pursuant to the Plan.  When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the payment of an amount that is not a whole number, the actual distribution shall be rounded as follows:  (a) fractions of $0.50 or greater shall be rounded to the next higher whole number and (b) fractions of less than $0.50 shall be rounded to the next lower whole number.

(g)	Unclaimed Distributions

(i) Any Distributions of Cash by the Liquidating Agent under the Plan that are unclaimed by a holder of an Allowed Claim for a period of ninety (90) days after the Final Distribution Date shall be paid over by the Liquidating Agent to the Court, in accordance with Local Rule of Bankruptcy Procedure 3011-1(B).  In no event does the Liquidating Agent have any obligation to investigate or attempt to locate the holders of such claims.

(ii) Any Distributions of Cash by SunTrust that are unclaimed for a period of six (6) months shall be deemed waived by such AMCAP Noteholder, and shall be distributed by SunTrust pro rata to the remaining AMCAP Noteholders, except to the extent that the Court orders otherwise.

(iii) The Confirmation Order shall have a provision which establishes a bar date for the assertion of any Claims against SunTrust in its role as Indenture Trustee which shall be a date which is prior to the date of the last distribution made by SunTrust to any AMCAP Noteholder.  SunTrust shall provide 30 days' prior notice in writing to the AMCAP Noteholders, prior to the final distribution, and include in such notice the bar date for the assertion of any Claims against SunTrust.  Any Claims not asserted by an AMCAP Noteholder prior to the expiration of the 30 day notice period shall be deemed waived and shall be forever barred.

(h)
Unless otherwise provided herein, all Initial Distributions and deliveries to be made on the Effective Date shall be made on the Initial Distribution Date.  Notwithstanding the foregoing, subsequent Distributions shall be made on the Judgment Distribution Date and each Subsequent Distribution Date in accordance with the terms set forth in the Plan unless the Liquidating Agent determines that the amounts to be distributed are unreasonably small in comparison to the cost of making such distributions.

(i)
At the close of business on the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims.  Except as to testamentary transfers only, the Liquidating Agent shall have no obligation to recognize any transfer of any Claims occurring after the Distribution Record Date; provided, however, that the foregoing will not be deemed to prohibit the sale or transfer of any Claim subsequent to the Distribution Record Date and prior to the Effective Date.  Unless otherwise provided in the Plan, the Liquidating Agent shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders as of the close of business on the Distribution Record Date.

Distributions Withheld for Disputed Claims

(a)           Establishment and Maintenance of Reserve

On the Initial Distribution Date and each Subsequent Distribution Date, the Liquidating Agent shall reserve the Disputed Claims Reserve from the Distributions to be made on such dates to the holders of Allowed Claims, in an amount equal to one-hundred percent (100%) of the Distributions to which holders of Disputed Claims would be entitled under the Plan as of such dates if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts.  The Liquidating Agent will determine the amount of the funds to be deposited into a Disputed Claims Reserve.  Unless the Court orders otherwise, this provision shall not apply to the AMCAP Notes Claim and shall not operate as an injunction against SunTrust from making any distributions to holders of AMCAP Notes which are disputed by the Debtor's Estate, provided however, (i) the Liquidating Agent may commence or continue any pending adversary proceeding to obtain or otherwise seek such injunctive relief as he may deem appropriate with respect to such distributions; and (ii) SunTrust shall not make any contested distributions to holders of AMCAP Notes pending the resolution of any such proceeding.

 (b)           Property Held in Disputed Claims Reserve

Cash or instruments in the Disputed Claims Reserve shall (together with all dividends or other accretions or distributions thereon) be held in trust by the Liquidating Agent for the benefit of the potential recipients of such Cash or instruments and shall not constitute property of the Liquidating Debtor's Estate or the Liquidating Agent.

 (c)           Distributions Upon Allowance of Disputed Claims

The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Judgment Distribution Date shall receive distributions of Cash from the Disputed Claims Reserve from the Liquidating Agent within ten (10) business days following the date on which such Disputed Claim becomes an Allowed Claim pursuant to a Final Order.  Such distributions shall be made in accordance with the Plan.  In no event shall the Liquidating Agent be required to pay postpetition interest on any Allowed Claim.

 (d)           Surplus Distributions to Holders of Allowed Unsecured Claims

To the extent that a Disputed Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of Cash and any other consideration in the Disputed Claims Reserve over the amount of Cash and any other consideration actually distributed on account of such Disputed Claim shall be redistributed to the balance of the holders of Allowed Claims in the same Class as the disallowed or reduced Claim, to the extent of such holders' Allowed Claims, and thereafter to each Class of Creditors which is junior in priority to the Class in which the Disputed Claim was classified, in accordance with the priorities established under the Plan.

 (e)           Expenses of Disputed Claims Reserve

Except as otherwise ordered by the Court, the amount of any Reasonable expenses incurred by the Liquidating Agent on or after the Effective Date with respect to the Disputed Claims Reserve, including the Liquidating Agent’s fees and costs as well as the fees and costs of his Professionals and his staff, shall be paid from the Litigation Reserve.

Procedures for Allowance or Disallowance of Disputed Claims

(a)           Objections to and Resolution of Administrative Claims and Claims

Except as to applications for allowance of compensation and reimbursement of expenses under Section 330 of the Bankruptcy Code, the Liquidating Agent shall have the sole right to make and File objections to Claims subsequent to the Effective Date.  All objections shall be litigated to Final Order; provided, however, that following the Effective Date, the Liquidating Agent shall have the sole authority to compromise, settle, otherwise resolve or withdraw any of his objections subject to prior notice to parties in interest listed on the Post-Confirmation Service List and approval by the Court.  Unless otherwise ordered by the Court, the Liquidating Agent shall File all objections to Claims and serve such objections upon the holder of the Claim as to which the objection is made as soon as is practicable, but in no event later than the Claim Objection Deadline or such later date as may be approved by the Court.  All costs and expenses relating to the investigation and prosecution of Disputed Claims from and after the Effective Date, including the Reasonable fees and costs of the Liquidating Agent, his Professionals, and his staff, shall be paid from the Litigation Reserve.

 (b)           No Distribution Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is disputed, the disputed portion of such Claim shall be treated as a Disputed Claim for purposes of the Plan, and no payment or distribution provided under the Plan shall be made on account of the disputed portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim (in whole or in part).

 (c)           Disallowed Claims

All Claims held by Persons against whom the Debtor, the Liquidating Agent or any other interested party has commenced a proceeding asserting a cause of action under Sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code, shall be deemed "disallowed" Claims pursuant to Section 502(d) of the Bankruptcy Code and holders of such Claims shall not be entitled to vote to accept or reject the Plan unless the Court enters an order estimating the Claim for voting purposes under Section 502(c).

The Liquidating Agent as Disbursing Agent

Except as otherwise provided in the Plan, the Liquidating Agent will act as disbursing agent under the Plan with respect to all Distributions to holders of Claims and will make all Distributions required to be distributed under the applicable provisions of the Plan, provided however that the Debtor shall make the Initial Distribution under the Plan. The Liquidating Agent may employ or contract with other entities to assist in or make the Distributions required by the Plan (including a registrar) provided that the Liquidating Agent may not hire professionals which are representing or have represented the Debtor or TFC (unless SunTrust otherwise consents).  The Liquidating Agent shall post a bond in favor of the Liquidating Debtor’s Estate in accordance with Section 8.03(h) of the Plan.  In the event there is a dispute regarding the terms of employment of any persons under this provision, the Liquidating Agent may File a motion with the Court for approval of the terms.  The Liquidating Agent shall hold all reserves and accounts pursuant to the Plan and the Disputed Claims Reserve.

Setoffs and Recoupment

The Liquidating Agent may, but shall not be required to, set off (pursuant to the provisions of Section 553 of the Bankruptcy Code or other applicable law) against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder, except with respect to a Claim as to which no objection has been interposed by the Claim Objection Deadline, shall constitute a waiver or release by the Liquidating Agent of any setoff or recoupment right it may have against the holder of such Claim.

Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid prepetition interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid prepetition interest.

Preservation of Litigation Claims

As of the Effective Date, pursuant to Section 1123(b)(3)(B) of the Code, any and all Litigation Claims, as defined in the Plan and as set forth herein,  accruing to the Debtor and Debtor-in-Possession, including, without limitation, Litigation Claims, including under Sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code, shall become vested assets of the Liquidating Debtor’s Estate, and the Liquidating Agent shall have the authority to commence and prosecute such Litigation Claims for the benefit of the Liquidating Debtor’s Estate and holders of Allowed Claims and Allowed Equity Interests.  The Liquidating Agent shall be entitled to pursue Litigation Claims in his/her own name or the name of the Debtor.

The Debtor and the Claims Examiner are currently investigating potential Litigation Claims on behalf of the Debtor’s Estate. The potential Litigation Claims, in addition to those set forth herein, include, but are not limited to, those claims listed on Exhibit C annexed to the Disclosure Statement.

In addition to the above, there may be numerous Litigation Claims which currently exist or may subsequently arise that are not set forth specifically herein because the facts upon which such Litigation Claims are not fully or currently known by the Debtor or the Claims Examiner.  The failure to list any such Litigation Claim is not intended to limit the rights of the Liquidating Agent to pursue such Litigation Claims at such time as the facts giving rise thereto become fully known.

After the Effective Date, the Liquidating Agent shall have the sole authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Litigation Claims with approval of the Court.

All causes of action shall remain the property of the Liquidating Debtor’s Estate after the Effective Date of the Plan, and, if pursued and any recovery is ultimately realized, the proceeds of any such recovery would ultimately become property of the estate and disbursed pursuant to the terms of the Plan.  Inasmuch as the Debtor’s investigations of such claims are in its initial phase, the Debtor is unable to provide any meaningful estimate of the total amount that could be recovered and/or avoided.

The Liquidating Agent and the Professionals he retains in this case are limited in their ability to prosecute and defend the Litigation Claims by the amount of the Litigation Reserve to be established under the Plan and approved by the Bankruptcy Court.  Neither the Liquidating Agent nor the Professionals he retains in this case has any obligation to prosecute or defend any Litigation Claim in the absence of available funds in the Litigation Reserve.  The Liquidating Agent and his Professionals shall File a motion to withdraw upon at least 30 days notice with respect to his obligations pursuant to Section 8.04 herein. The Liquidating Agent and his Professionals are not obligated to prosecute or defend any Litigation Claim on a contingency or non-compensated basis.

Exculpation

Subject to the occurrence of the Effective Date, neither the Debtor, SunTrust, the Liquidating Agent, the Claims Examiner, nor any of their respective members, officers, directors, agents, accountants, financial advisors, attorneys, employees, partners, and representatives (the "Exculpated Parties") shall have or incur any liability to any Holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Case, the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan; provided, however, that the foregoing shall not (a) be used as a defense in connection with and shall not apply to any claims arising under a Senior Indebtedness Subordination Proceeding nor (b) operate as a waiver or release for (i) any express contractual obligation owing by any such Person, (ii) acts or omissions which constitute bad faith, willful misconduct, self dealing, breach of fiduciary duty or gross negligence, and (iii) with respect to Professionals, liability arising from claims of professional negligence which shall be governed by the standard of care otherwise applicable to professional negligence claims under applicable non-bankruptcy law, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided further that nothing in the Plan shall, or shall be deemed to constitute a release of any Claims the Estate may have against the Exculpated Parties, arising out of conduct during the Case or with respect to, their respective obligations or covenants arising pursuant to the Plan; provided further that the foregoing shall not operate as a waiver or release of Claims by governmental entities arising under environmental or securities laws.

Injunction Relating to Exculpation

The Confirmation Order will contain an injunction, effective on the Effective Date, permanently enjoining the commencement or prosecution by the Debtor and any other Person, whether derivatively or otherwise, of any Litigation Claim or causes of action exculpated (including by setoff or recoupment), released or discharged pursuant to the Plan against the Exculpated Parties.

No Recourse

Notwithstanding that the Allowed Amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by the Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class, no Claim holder shall have recourse against the Liquidating Agent, his staff, or any of their respective Professionals, consultants, or their respective successors or assigns, or any of their respective property.  However, nothing in the Plan shall modify any right of a holder of a Claim under Section 502(j) of the Bankruptcy Code.

Amendments to Claims

A Claim may be amended only as agreed upon by the Liquidating Agent and the holder of such Claim, or as otherwise permitted by the Court, the Bankruptcy Rules or applicable law.

No Post-petition Interest on Claims

Post-petition interest shall not accrue on or after the Petition Date on account of any Claim, unless the Court orders otherwise as a result of a provision in any agreement between non-Debtor parties, including, without limitation, the Indenture.

VI.
CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.           Risk that Distributions Will be Less than Estimated by the Debtor

The Debtor reserves the right to object to the amount or classification of any Claim or Equity Interest.  Thus, the estimates set forth in this Disclosure Statement cannot be relied upon by any creditor whose Claim or Equity Interest is subject to a successful objection.  Any holder of such Claim may not receive the estimated Distributions set forth herein.

A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE EFFECTIVE DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN, BECAUSE THE VARIOUS CLASSES OF CLAIMS, AS WELL AS THE CATEGORIES OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS, MAY HAVE SUBSTANTIAL AND/OR COMPLICATED DISPUTED CLAIMS.

VII.
CONFIRMATION OF THE PLAN

Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

A.           The Confirmation Hearing

The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing before a plan of reorganization may be confirmed.  The Confirmation Hearing in respect of the Plan has been scheduled for January 28, 2009 at 3:00 p.m. (Eastern Prevailing Time), before the Honorable A. Jay Cristol, United States Bankruptcy Judge, at the United States Bankruptcy Court, Southern District of Florida, Miami Division, 51 S.W. First Avenue, Room 1410, Miami, Florida, 33131.  The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number and type of shares of Equity Interest held by the objector.  The Court has directed that objections, if any, to confirmation of the Plan be served and Filed so that they are received on or before January 19, 2009.  The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or any adjourned Confirmation Hearing.

Objections to confirmation of the Plan are governed by Rule 9014.

B.           Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and stockholders that are impaired under the plan.

1.             Unfair Discrimination and Fair and Equitable Tests

To obtain nonconsensual confirmation of the Plan, the Bankruptcy Court must determine that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class.  The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable.”  The Bankruptcy Code establishes “cramdown” tests for secured creditors, unsecured creditors and equity holders, as follows:

(a) Secured Creditors.  Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

(b) Unsecured Creditors.  Either (i) each non-accepting impaired unsecured creditor class receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

(c) Equity Interests.  Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

2.             Feasibility

The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization.  Contingent upon the Debtor's receipt of the TFC Distribution, the Debtor believes that it will be able to make all payments required pursuant to the Plan.

3.             Best Interests Test

With respect to each impaired class of Claims and Equity Interests, confirmation of a plan requires that each holder of a Claim or Equity Interest either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtor was liquidated under chapter 7, the Court must determine the dollar amount that would be generated from the liquidation of the Debtor’s assets and properties in the context of a hypothetical chapter 7 liquidation case.  The cash amount which would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered cash held by the Debtor at the time of the commencement of the hypothetical liquidation case.  Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtor’s business and the use of chapter 7 for the purposes of liquidation.

The Debtor’s costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee might engage. Claims which might arise in a liquidation case or result from the pending chapter 11 case, including any unpaid expenses incurred by the Debtor during the chapter 11 case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay General Unsecured Claims.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtor’s unencumbered assets and properties, after subtracting the amount attributable to the foregoing Claims, are then compared with the value of the property offered to such classes of Claims and Equity Interests under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the increase in Claims that would be satisfied on a priority basis or on parity with creditors in the Case, the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtor under chapter 7.  See more detailed discussion under Article VIII.A below.

VIII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtor has evaluated alternatives to the Plan, including the liquidation of the Debtor.  After studying these alternatives, the Debtor has concluded that the Plan is the best alternative and will maximize recoveries by parties in interest, assuming confirmation of the Plan.  The following discussion provides a summary of the Debtor’s analysis leading to its conclusion that a liquidation or alternative plan of reorganization would not provide the highest value to parties in interest.

A.           Liquidation Under Chapter 7

If no plan can be confirmed, the Debtor’s Case may be converted to a case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code.  In a chapter 7, the only asset to administer is the Government Judgment in the TFC Case, which has already been collected.  Moreover, the Plan and the TFC Plan provide for distribution to Secured Creditors and Unsecured Claims.

The Debtor believes that through the Plan and the TFC Plan, holders of Allowed Claims receiving distributions under the Plan will obtain a greater recovery from the Estate of the Debtor than the recovery that they would receive if the Assets of the Debtor were liquidated under chapter 7 of the Bankruptcy Code for the following reasons:  (i) additional administrative expenses, including substantial Chapter 7 trustee fees in this Case, would diminish the recovery to creditors; and (ii) creditors will not be entitled to the Unsecured Carve-Out and Administrative Carve-Outs in a chapter 7.

B.           Dismissal

If the Plan is not confirmed, the Court could dismiss the Case.  If the Case is dismissed, it is likely that holders of Secured Claims could seek to foreclose on the Liens securing their Claims.  The Plan provides for a more orderly distribution of the TFC Distribution to holders of Allowed Claims.

IX.
FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.           Introduction

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtor and certain holders of Claims.  The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan (e.g., holders of Administrative Claims, Other Priority Claims, and Secured Claims).

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

This discussion assumes that the various debt and other arrangements to which the Debtor is a party will be respected for federal income tax purposes in accordance with their form.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

B.           Consequences to the Debtor

           1.           Net Operating Losses

The Debtor expects to report consolidated net operating losses ("NOL's") carryforwards for federal income tax purposes for the taxable year ending December 31, 2005.  Under the Tax Code, interest expense is deductible by an accrual basis taxpayer (such as the Debtor) when the interest becomes due and payable under the debt instrument.  If the taxpayer has no reasonable expectation that the interest will be paid, however, no deduction is permitted.  The Debtor accrued the interest expense related to the AMCAP Notes.  That accrual contributed to the consolidated NOL carryforward reported by the Debtor.  The NOL carryforward may be subject to adjustment in the event that the accrual of the interest expense is disallowed.

2.             Cancellation of Debt

Under the Tax Code, a taxpayer generally must include in gross income the amount of any COD income realized during the taxable year.  COD income is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds the fair market value of any consideration given in exchange for the debt, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction).  Section 108 of the Tax Code provides an exception to this general rule.  COD income is excluded from gross income if the cancellation occurs in a case under the Bankruptcy Code, the taxpayer is under the jurisdiction of the Bankruptcy Court and the cancellation is granted by the Court or is pursuant to a plan approved by the Court.

Section 108 of the Tax Code requires that the amount of COD income excluded from gross income be applied to reduce certain of the tax attributes of the taxpayer, including NOL carryforwards, current year NOL's, tax credits and tax basis in assets. The IRS recently issued Treasury Regulations addressing the method for applying the attribute reduction described above to an affiliated group filing a consolidated federal income tax return.  Under these regulations, the attributes of the debtor member are first subject to reduction.  These attributes include: (1) consolidated attributes of the debtor member; (2) attributes that arose in separate return limitation years of the debtor member; and (3) the basis of property of the debtor member.  To the extent that the excluded COD income exceeds the attributes of the debtor member, the regulations generally require the reduction of attributes of other members.  If the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a “look-through rule” applies requiring that corresponding adjustments be made to the attributes of the lower-tier member.  The attribute reduction is calculated only after the tax for the year of discharge has been determined.

As a result of the potential discharge of Claims pursuant to the Plan, the Debtor may realize COD income.  The amount of such COD income and resulting tax attribute reduction will depend, in part, on the value of the Judgment.  Consequently, there could be material reductions of the attributes (including consolidated NOL carryforwards and current year NOLs (if any)) of the Debtor.  Other tax attributes may also be reduced.  Because attribution reduction is calculated only after the tax for the year of discharge has been determined, the COD income realized by the Debtor under the Plan should not diminish the NOL's and other tax attributes that may be available to offset any income and gains recognized by the Debtor in the taxable year in which the Judgment Proceeds were received.

3.             Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).  However, recent legislation provides for a temporary waiver of this limitation for AMT NOL carrybacks or carryforwards originating in years ending in 2003, 2004, or 2005.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4.           Prompt Determination

Under the Bankruptcy Code, a debtor-in-possession may request a prompt determination of any unpaid tax liability of the bankruptcy estate for any tax incurred during the administration of the bankruptcy case.  The IRS has 60 days from the date of receipt of the request to notify the taxpayer that the IRS is either accepting the returns as filed or has selected the returns for audit unless the returns are fraudulent or contain material misrepresentations.  If the returns are selected for audit the IRS must finish the audit and notify the taxpayer of any additional tax due within 180 from the date of receipt of the request.  The IRS may seek an extension of time with court approval.  Receipt of a prompt determination discharges the bankruptcy estate, the trustee, the debtor, and any successor to the debtor from any further tax liability for the years covered by the determination.

Upon filing its federal income tax returns, the Debtor may request a prompt determination of its tax liability.

C.           Consequences to AMCAP Noteholders and Equity Interest Holders

Each of the AMCAP Noteholders is urged to consult his or her tax advisor regarding the taxation in satisfaction of his or her Claim and the receipt of the TFC Distribution.

1.             Consequences to Equity Interest Holders

Pursuant to the Plan, all Equity Interests in the Debtor are being extinguished.  A holder of an Equity Interest extinguished under the Plan should generally be allowed a "worthless stock deduction" in an amount equal to the holder's adjusted basis in the holder's Equity Interest.  A "worthless stock deduction" is a deduction allowed to a holder of a corporation's stock for the taxable year in which such stock becomes worthless.  If the holder held the Equity Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset.  Capital gain or loss will be long-term if the Equity Interest was held by the holder for more than one year and otherwise will be short-term.

2.             Distributions in Discharge of Accrued but Unpaid Interest

In general, to the extent that any amount is received by a holder of a Claim in satisfaction of accrued interest, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.

Pursuant to the Plan, all distributions in respect of Claims will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter, to the portion of such claim, if any, representing accrued but unpaid interest.  However, there is no assurance that such allocation will be respected by the IRS.

Each holder of a Claim is urged to consult its tax advisor regarding the taxation of the allocation of consideration and the deductibility of unpaid interest for tax purposes.

3.             Character of Gain or Loss

The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a holder of Claims under the Plan will be determined by a number of factors, including, but not limited to, the status of the holder, the nature of the Claim in such holder's hands, the purpose and circumstances of its acquisition, and the holder's holding period of such Claim.

4.             Limitation on Use of Capital Losses

Holders of Claims and Equity Interests who recognize capital losses as a result of payment of their Claims under the Plan will be subject to limits on their use of capital losses.  For non-corporate Claim holders and Equity Interests holders, capital losses may be used to offset any capital gains (without regard to holding periods) plus the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  For corporate Claim holders and Equity Interests holders, losses from the sale or exchange of capital assets may only be used to offset capital gains.  Holders of Claims who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years.  Non-corporate holders of Claims and Equity Interests may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income (see described immediately above) for an unlimited number of years.  Corporate Claim holders and Equity Interests holders may carry back unused capital losses to the three years preceding the year in which the capital loss arose and may carry the unused losses forward for five years from the year in which they arose.

5.             Information Reporting and Withholding

All distributions to holders of Claims under the Plan are subject to any applicable withholding tax (including employment tax withholding).  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” (currently, at the rate of 28%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

The foregoing summary has been provided for informational purposes only.  All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

X.
CONCLUSIONS AND RECOMMENDATIONS

Based upon the foregoing, the Debtor believes that confirmation of the Plan will provide the greatest recovery for all holders of Allowed Claims against the Debtor, and recommend that all holders of Allowed Claims in Classes that are Impaired and entitled to vote on the Plan vote to accept the Plan.

EXHIBIT A

First Amended Plan of Liquidation

[Included as Exhibit 2.1 to this Form 8-K]

EXHIBIT B

Disclosure Statement Order

ORDERED in the Southern District of Florida on December 09, 2008.

A. Jay Cristol, Judge
United States Bankruptcy Court

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
(MIAMI DIVISION)
www.flsb.uscourts.gov

In re: AMERICA CAPITAL CORPORATION, Debtor.	Chapter 11 Case No. 06-12645-BKC-AJC

ORDER (I) APPROVING FIRST AMENDED DISCLOSURE STATEMENT;
(II) SETTING HEARING ON CONFIRMATION OF PLAN;
(III) SETTING HEARING ON FEE APPLICATIONS;
(IV) SETTING VARIOUS DEADLINES; AND
(V) DESCRIBING PLAN PROPONENT’S OBLIGATIONS

CONFIRMATION HEARING AND HEARING ON FEE APPLICATIONS:

January 28, 2009 at 3:00 p.m. (Eastern Prevailing Time)

LOCATION:
United States Bankruptcy Court
51 N.W. 1st Avenue, Room 1410
Miami, FL 33131

PLAN PROPONENT’S DEADLINE FOR SERVING THIS ORDER,
DISCLOSURE STATEMENT, PLAN, AND BALLOT:

December 15, 2008

DEADLINE FOR FEE APPLICATIONS:

January 8, 2009

PLAN PROPONENT’S DEADLINE FOR SERVING NOTICE OF FEE APPLICATIONS:

January 13, 2009

DEADLINE FOR OBJECTIONS TO CONFIRMATION:

January 19, 2009

DEADLINE FOR FILING BALLOTS ACCEPTING OR REJECTING PLAN:

January 21, 2009 at 5:00 p.m. (Eastern Prevailing Time)

PLAN PROPONENT’S DEADLINE FOR FILING PROPONENT’S
REPORT AND CONFIRMATION AFFIDAVIT:

January 23, 2009

The Court conducted a hearing on December 3, 2008 at 3:00 p.m. to consider approval of the First Amended Disclosure Statement (the “Disclosure Statement”) filed in support of the First Amended Plan of Liquidation (the “Plan”) by America Capital Corporation (the “Debtor” or “Plan Proponent”).  Having considered FBK Associates’ Objection to First Amended Disclosure Statement for Debtor’s First Amended Plan of Liquidation [C.P. #231] and the Limited Objection of SunTrust Bank, As Indenture Trustee, to First Amended Disclosure Statement for Debtor’s First Amended Plan of Liquidation [C. P. #232], the Court finds that the Disclosure Statement (as amended, to resolve the SunTrust Objection) contains “adequate information” regarding the Plan in accordance with 11 U.S.C. § 1125(a).  Therefore, pursuant to 11 U.S.C. § 1125(a) and Bankruptcy Rule 3017(b), the Disclosure Statement is Approved.

1.	HEARING TO CONSIDER CONFIRMATION OF PLAN

The Court has set a hearing to consider confirmation of the Plan for the date and time indicated above as “CONFIRMATION HEARING.”  The Confirmation Hearing may be continued to a future date by notice given in open Court at the Confirmation Hearing.

2.	DE ADLINE FOR FILING AND HEARING ON FEE APPLICATIONS

The last day for filing and serving fee applications is indicated above as “DEADLINE FOR FEE APPLICATIONS.”  All prospective applicants for compensation, including attorneys, accountants and other professionals, shall file applications which include actual time and costs, plus an estimate of additional time and costs to be incurred through confirmation.  At or prior to confirmation, applicants must file a supplement with documentation supporting the estimated time and costs.  Fee applications shall be timely filed with the Court and served (with all exhibits, including documentation of estimated time) upon  (i) counsel for the Debtor, Nicole Testa Mehdipour, Esquire, Bilzin Sumberg Baena Price & Axelrod, LLP, 200 South Biscayne Blvd., Suite 2500, Miami, FL 33131 (Facsimile (305) 351-2173); and (ii) the U.S. Trustee.

Fee applications will be set for hearing together with the Confirmation Hearing.  The Plan Proponent shall serve notice of all fee applications pursuant to Paragraph 6 below.  The Plan Proponent shall file a certificate of service as required under Local Rule 2002-1(F).

3.	DEADLINE FOR OBJECTIONS TO CONFIRMATION

The last day for filing and serving objections to confirmation of the Plan is indicated above as “DEADLINE FOR OBJECTIONS TO CONFIRMATION.”  Objections to confirmation shall be filed with the Court and served upon (i) counsel for the Debtor, Nicole Testa Mehdipour, Esquire, Bilzin Sumberg Baena Price & Axelrod, LLP, 200 South Biscayne Blvd., Suite 2500, Miami, FL 33131 (Facsimile (305) 351-2173); and (ii) the U.S. Trustee.

4.	DEADLINE FOR FILING OR SUBMITTING BALLOTS ACCEPTING OR REJECTING PLAN

The last day for filing or submitting a ballot accepting or rejecting the Plan is indicated above as “DEADLINE FOR FILING BALLOTS ACCEPTING OR REJECTING PLAN.”  All parties entitled to vote should receive a ballot from the Plan Proponent (with respect to Class 4 general unsecured creditors), or the Ballot Agent, The Garden City Group, Inc.(with respect to Class 2 AMCAP Noteholders), as applicable, by mail pursuant to Paragraph 6(A) of this Order.  If you receive a ballot but your entire claim has been objected to, you will not have the right to vote until the objection is resolved, unless you request an Order under Bankruptcy Rule 3018(a) temporarily allowing your claim for voting purposes.

A.           Voting on the Plan by a holder of a Claim (excluding AMCAP Noteholders)

If you are entitled to vote to accept or reject the Plan, in Class 4, a Ballot will be enclosed with this Order for the purpose of voting on the Plan.  If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you may receive separate Ballots which must be used for each separate Class of Claims.  Unless you are an AMCAP Noteholder, please vote and return your Ballot(s) to:

IF BY MAIL OR
HAND- OR OVERNIGHT-DELIVERY:

Office of the Clerk of the Court
United States Bankruptcy Court
51 S.W. First Avenue, Room 1517
Miami, Florida 33131

B.           Voting on the Plan by the AMCAP Noteholders

The AMCAP Noteholders have the right to vote on the Plan in Class 2 with regard to the AMCAP Noteholder Claim.  AMCAP Noteholders who are Beneficial Owners of the AMCAP Notes as of the Noteholder Record Date (i.e., December 8, 2008) are entitled to vote in Class 2 to accept or reject the Plan, and all such AMCAP Noteholders should receive the complete AMCAP Noteholder Voting Materials from the Ballot Agent.  As part of the AMCAP Noteholder Voting Materials, each AMCAP Noteholder should receive a Noteholder Ballot.  Each AMCAP Noteholder should complete the enclosed Noteholder Ballot, including your vote with respect to the Plan, and return it pursuant to, and by the deadline provided in, the instructions contained in the Noteholder Ballot.

5.	DEADLINE FOR OBJECTIONS TO CLAIMS

Pursuant to Local Rule 3007-1(B), the last day for filing and serving objections to claims is indicated above as “DEADLINE FOR OBJECTIONS TO CLAIMS.”  All objections to claims must be filed before this date unless the deadline is extended by further Order.

6.	PLAN PROPONENT’S OBLIGATIONS

(A) On or before the date indicated above as “PLAN PROPONENT’S DEADLINE FOR SERVING THIS ORDER, DISCLOSURE STATEMENT, PLAN, AND BALLOT,” the Plan Proponent (with respect to Class 4) and the Ballot Agent (with respect to Class 2) shall serve a copy of this Order, the approved Disclosure Statement (as amended), and the Plan on all creditors and all other parties in interest, as required by the Bankruptcy Rules (including those entities as described in Bankruptcy Rule 3017(f)) and the Local Rules, including those listed on a “Master Service List” required to be filed pursuant to Local Rule 2002-1(K).  At the time of serving this Order, the Local Form “Ballot,” customized as required by Local Rule 3018-1 shall be served on all Class 4 creditors entitled to vote on the Plan, and a form of Noteholder Ballot to be agreed upon by the Debtor and SunTrust shall be served upon all Class 2 AMCAP Noteholders.

(B) On or before the date indicated above as “PLAN PROPONENT’S DEADLINE FOR SERVING NOTICE OF FEE APPLICATIONS,” the Plan Proponent shall serve a notice of hearing of all fee applications, identifying each applicant and the amounts requested.  The notice shall be served on all creditors and all other parties in interest as required by the Bankruptcy and Local Rules, including those listed on a “Master Service List” required to be filed pursuant to Local Rule 2002-1(K).

(C) On or before 5:00 p.m. (Eastern Prevailing Time) on the date indicated above as “PLAN PROPONENT’S DEADLINE FOR FILING PLAN PROPONENT’S REPORT AND CONFIRMATION AFFIDAVIT,” the Plan Proponent shall file with the Court and deliver a copy to the U.S. Trustee the Local Form “Certificate of Proponent of Plan on Acceptance of Plan, Report on Amount to be Deposited, Certificate of Amount Deposited and Payment of Fees,” a certification from the Ballot Agent as to distribution of the AMCAP Noteholder Voting Materials to the AMCAP Noteholders and tabulation of the Noteholder Ballots received in respect of the AMCAP Notes (such certification to be in a form to be satisfactory to SunTrust), and the Local Form “Confirmation Affidavit.”  The Confirmation Affidavit shall set forth the facts upon which the Plan Proponent relies to establish that each of the requirements of 11 U.S.C. § 1129 are satisfied.  The Confirmation Affidavit should be prepared so that by reading it, the Court can easily understand the significant terms of the Plan and other material facts relating to confirmation of the Plan.  The individual executing the Confirmation Affidavit shall be present at the Confirmation Hearing.

If the Plan Proponent does not timely comply with any of the requirements of this Order, the Court may impose sanctions at the confirmation hearing without further notice including dismissal, conversion of the case to chapter 7, or the striking of the Plan, the Court will also consider dismissal or conversion at the confirmation hearing at the request of any party or on the Court’s own motion.

###

Submitted by:
Nicole Testa Mehdipour, Esq.
Bilzin Sumberg Baena Price & Axelrod, LLP
200 S. Biscayne Blvd., Suite 2500
Miami, FL 33131

Copies furnished to:
Nicole Testa Mehdipour, Esq., who shall serve a copy of this Order on all interested parties and file a certificate of service

EXHIBIT C
LITIGATION CLAIMS

Any and all claims by the Debtor against Robert Marlin, Robyn Marlin, all of the affiliates of Robert Marlin and Robyn Marlin, and the Marlin Entities, and SunTrust relating to Adversary Numbers 07-01587-AJC and 07-01588-AJC.

Any and all claims by the Debtor against Robert Marlin, Robyn Marlin, all of the affiliates of Robert Marlin and Robyn Marlin, and the Marlin Entities arising out of (i) the filing and prosecution of the motion to substantively consolidate AMCAP and TFC Filed on May 3, 2007; (ii) the filing of specious claims against the Debtor; (iii) interference with the plan process; and (iv) breach of pre-petition settlement agreements.

Any and all claims by the Debtor against SunTrust relating to Adversary Proceeding No. 07-01586-BKC-AJC.

Any and all claims by the Debtor against SunTrust arising out of (i) tortious interference with prepetition settlement agreements; and (ii) document destruction.

Any and all claims by the Debtor against Alliance Standard II, LLC and Alliance Standard II Corp. arising out of (i) failure to comply with executed settlement agreement, including failure to provide financing; (ii) specious tender offer made for securities of the Debtor; and (iii) failure to accept and purchase tendered shares of TFC by the Debtor.

Any and all claims against and defenses to claims Filed by any insider of the Debtor as that term is defined by Section 101(31) of the Bankruptcy Code.   These claims include but are not limited to claims against and defenses to claims Filed by Jack Burstein, Steven Cook, the estate of Robert Sanders, Myron Filarski, William Wooldredge, Sally Gries, John McCarthy, the estate of David Albright, Richard Brierly, Roberto Duenas and Robert Marlin.